UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2010

Momentive Specialty Chemicals Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

Hexion Specialty Chemicals, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As disclosed in the Form 8-K filed on October 1, 2010, effective immediately upon the completion of the combination with Momentive Performance Materials Holdings Inc., we changed our name from Hexion Specialty Chemicals, Inc. to Momentive Specialty Chemicals Inc. In addition, our parent, Hexion LLC, changed its name to Momentive Specialty Chemicals Holdings LLC.

The Company has filed this Form 8-K to revise selected parts of its Annual Report on Form 10-K for the year ended December 31, 2009, (specifically Item 6. Selected Financial Data, Item 7. Management’s Discussion and Analysis of its Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Information), to record approximately $22 of income related to the insurance recoveries by its owner for the costs incurred in connection with the termination of the merger with Huntsman Corporation. The insurance recoveries related to the $200 termination settlement payment made that was pushed down and treated as an expense of the Company in 2008. As previously disclosed, the Company records any related insurance recoveries as a non-cash reduction to expenses in the period when the insurance settlement is reached. In August 2010, the Company was informed that its owner had received insurance recoveries of approximately $15 and $7 in the second and third quarters of 2009, respectively, that should have been reported as a reduction to expenses (income) in those periods with an offsetting reduction in Paid-in capital. See Footnote 1 to our Consolidated Financial Statements included elsewhere herein for additional information. The revision had no impact on the Company’s revenues, total assets, total liabilities, total debt, total equity, net worth, liquidity, cash flows, or Segment EBITDA.

In addition, within the revised Items 6, 7 and 8 of the Company’s 2009 Annual Report on Form 10-K filed herein, any references to “Hexion Specialty Chemicals, Inc.” or the Company’s parent, “Hexion LLC,” have been retroactively revised to reflect the registrant’s and its parent’s respective name changes as of October 1, 2010, where applicable.

ITEM 6 - SELECTED FINANCIAL DATA

	Year ended December 31,
	2009	2008(8)	2007(1) (8)	2006(2) (8)	2005(3) (8)
	(dollars in millions, except per share data)
Statements of Operations:
Net sales	$4,030	$6,093	$5,810	$5,205	$4,442
Cost of sales	3,511	5,467	5,019	4,485	3,781

Gross profit	519	626	791	720	661
Selling, general and administrative expense	345	393	390	384	391
Terminated merger and settlement (income) expense, net	(62)	1,027	—	—	—
Integration and transaction costs	—	27	39	77	57
Asset impairments	50	21	32	12	8
Business realignment costs	56	41	21	—	9
Other operating expense (income), net (4)	14	10	7	(39)	(12)

Operating income (loss)	116	(893)	302	286	208
Interest expense, net	223	304	310	242	203
(Gain) loss on extinguishment of debt	(224)	—	—	121	17
Other non-operating expense, net	—	7	15	3	16

Income (loss) before income tax and earnings from unconsolidated entities	117	(1,204)	(23)	(80)	(28)
Income tax expense (benefit)	2	(17)	44	14	48

Income (loss) before earnings from unconsolidated entities	115	(1,187)	(67)	(94)	(76)
Earnings from unconsolidated entities, net of taxes	2	2	4	3	2

Net income (loss)	117	(1,185)	(63)	(91)	(74)
Net income attributable to noncontrolling interest	(3)	(5)	(2)	(4)	(3)

Income (loss) from continuing operations	114	(1,190)	(65)	(95)	(77)
Loss from discontinued operations(5)	—	—	—	(14)	(10)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	114	(1,190)	(65)	(109)	(87)
Accretion of redeemable preferred stock	—	—	—	33	30

Net income (loss) available to common shareholders	$114	$(1,190)	$(65)	$(142)	$(117)

Dividends declared per common share	$—	$—	$0.01	$6.12	$6.66

Cash Flows provided by (used in):

Operating activities	$355	$(632)	$174	$21	$171
Investing activities	(132)	(134)	(335)	(277)	(354)
Financing activities	(222)	706	288	128	219

Balance Sheet Data (at end of period):
Cash and cash equivalents	$142	$127	$199	$64	$183
Short-term investments	10	7	—	—	—
Working capital(6)	205	390	508	367	467
Total assets	2,973	3,180	4,006	3,508	3,209
Total long-term debt	3,428	3,746	3,635	3,326	2,303
Total net debt(7)	3,358	3,725	3,521	3,328	2,158
Total liabilities	5,022	5,359	5,380	4,909	3,758
Redeemable preferred stock	—	—	—	—	364
Total deficit(8)	(2,049)	(2,179)	(1,374)	(1,401)	(913)

(1)	Includes data for the Orica A&R Acquisition and Arkema Acquisition since February 1, 2007 and November 1, 2007, their respective dates of acquisition.
(2)

Includes data for the decorative coatings and adhesives business unit of The Rhodia Group and the global ink and adhesive resins business of Akzo Nobel from January 31, 2006 and June 1, 2006, their respective dates of acquisition.

(3)	Includes data for Bakelite from its date of acquisition, April 29, 2005.
(4)	Other operating income for the year ended December 31, 2006 includes net gains of $39 recognized on the divestiture of our branded consumer adhesives company based in Boituva, Brazil.
(5)

Loss from discontinued operations for the years ended December 31, 2006 and December 31, 2005 reflect the losses on our Italian-based engineering thermoplastics business, Taro Plast, S.p.a. Loss from discontinued operations for the year ended December 31, 2005 also reflects litigation settlements related to previously divested businesses.

(6)	Working capital is defined as current assets less current liabilities.
(7)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.
(8)

The Statement of Operations and Balance Sheet Data have been recasted for the adoption of new accounting guidance on the presentation of Noncontrolling interests. For additional information, see Note 2 to the Consolidated Financial Statements included elsewhere in this Form 8-K.

ITEM 7 - MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking and Cautionary Statements

Certain statements in our Annual Report on Form 10-K for the year ended December 31, 2009 (“Annual Report”) including, without limitation, statements made under the caption “Overview and Outlook,” and especially those contained in the “2010 Outlook” section, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) (which may be referred to as “Momentive,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will,” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are inherently uncertain and subject to changes in circumstances that are difficult to predict. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in the Risk Factors section of our Annual Report and our other filings with the SEC. We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance.

Important factors that could cause actual results to differ materially from those contained in our forward-looking statements include regional or global economic, competitive and regulatory factors including, but not limited to, the current global economic downturn, interruptions in the supply of or increased pricing of raw materials due to natural disasters, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations involving our products, and the following:

•	our inability to achieve expected cost savings,

•	the outcome of litigation described in footnote 12 to our financial statements on Commitments and Contingencies,

•	our failure to comply with financial covenants under our credit facilities or other debt,

•	the other factors described in the Risk Factors section of this report and in our other SEC filings.

Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

Overview and Outlook

We are a large participant in the specialty chemicals industry, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have leading market positions in all of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical composites. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. Key drivers for our business include general economic and industrial conditions, including housing starts, auto build rates and active gas drilling rigs. As is true for many industries, our financial results are impacted by the effect on our customers of economic upturns or downturns, as well as by the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes. As a result, factors that impact their industries have significantly affected our results.

Through our worldwide network of strategically located production facilities we serve more than 7,600 customers in over 100 countries. Our global customers include leading companies in their respective industries, such as 3M, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Huntsman, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Sun Chemicals, Valspar and Weyerhaeuser.

We believe that we have opportunities for growth through the following strategies:

•

Utilize Our Integrated Platform Across Product Offerings. We have an opportunity to provide our customers with a broad range of resins products on a global basis as one of the world’s largest producers of thermosetting resins. We continue to refine our market strategy of serving as a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price. We also continue to review additional opportunities to transition our existing manufacturing capacity toward producing more specialty-oriented products, which deliver higher value to our customers and may generate additional sales and/or earnings compared to commodity-like resins.

•

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations.

•

Expand Our Global Reach In Faster Growing Regions. We have opportunities to grow our business in the Asian-Pacific, Eastern European and Latin American markets, where the use of our products is increasing, while continuing to review opportunities in other global markets.

•

Pursue Further Development of “Green Products”. We will continue to develop products such as our EcoBind™ Resin Technology, Albecor-Bio™ Powder Coating Resins and Epi-Rez™ Epoxy Waterborne Resins that are environmentally advanced and support our customers’ overall sustainability initiatives as they increasingly require thermoset resins that meet changing environmental standards.

Our business segments are based on the products that we offer and the markets that we serve. At December 31, 2009, we had four reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins, Coatings and Inks and Performance Products. The major products of our reportable segments are as follows:

•	Epoxy and Phenolic Resins: epoxy resins and intermediates, composite resins, molding compounds, versatic acids and derivatives, phenolic specialty resins and epoxy coating resins

•	Formaldehyde and Forest Products Resins: forest products resins and formaldehyde applications

•	Coatings and Inks: polyester resins, alkyd resins, acrylic resins, vinylic resins and ink resins and additives

•	Performance Products: phenolic encapsulated substrates for oil field and foundry applications

2009 Overview

•

Net sales decreased 34% in 2009 as compared to 2008 due primarily to lower demand as a result of the global economic downturn, especially in the automotive, housing, construction and durable goods markets, as well as raw material-driven price decreases to our customers. Net sales also decreased due to unfavorable foreign currency translation due to the strengthening of the U.S. dollar against the euro compared to 2008.

•

As a percent of sales, gross profit increased 3% in 2009 as compared to 2008. Gross profit percentage increased as a result of lower raw material and processing costs and the positive impact of productivity projects.

•

The specialty epoxy business experienced significant profitability during 2009 as specialty epoxy EBITDA increased 34% over the prior year due primarily to the continued growth of volumes within the wind energy markets.

•

We realized $148 in incremental productivity savings and identified additional future productivity savings of $154 during 2009. At December 31, 2009, we have $125 of in-process productivity savings initiatives.

•	We generated cash flows from operations of $355 during 2009 due primarily to reductions in working capital.

•

As part of our ongoing productivity initiatives, we ceased production at four facilities in our Coatings and Inks segment, we indefinitely idled certain production capacity in our Epoxy and Phenolic Resins and our Coatings and Inks segments, and we completed realignments in the U.S. coatings business which will better align production with market requirements and significantly reduce operating costs. Furthermore, we experienced headcount reductions of 18% across our businesses as a result of these initiatives.

•	We are expanding in markets in which we expect opportunities for growth. These efforts include:

•	Construction of a formaldehyde and forest products resins manufacturing complex to serve the engineered wood products market in southern Brazil, which began operations in the first quarter of 2010.

•	A joint venture to construct a forest products resins manufacturing facility in Russia, which began limited operations in the fourth quarter of 2009, and is awaiting final commissioning.

•	Plans to relocate a specialty epoxy facility to a larger facility in Esslingen, Germany in the first quarter of 2010 to support the growing wind energy market.

•

Construction of a versatics acid manufacturing facility in Korea, which will begin in the first quarter of 2010 and is expected to be complete by the end of 2010. The new facility will produce Cardura® monomers, a versatic acid derivative, used as a key raw material in environmentally advanced paints and coatings.

2010 Outlook

Our business is impacted by general economic and industrial conditions, including housing starts, automotive builds, oil and natural gas drilling activity and general industrial production. Our business has both geographic and end market diversity which reduces the impact of any one of these factors on our overall performance. During 2009, we experienced modest increases in quarter over quarter volumes for most of our businesses, as adjusted for seasonality; however, our volumes continue to be significantly lower compared to 2008 due to the global economic downturn. Based on current operating trends in the first quarter of 2010, we expect first quarter volumes and operating margins to show a slight increase over the prior year. U.S.housing starts have improved significantly from the low point in early 2009. However, they remain at historically low levels. During 2009, various government programs helped to boost automotive volumes in the U.S. and Europe in the short-term by temporarily accelerating the demand for automobiles. We anticipate a moderate increase in U.S. housing starts in 2010 as the U.S. housing market begins a multi-year recovery. We also anticipated moderate increases in the U.S. automobile production. However, European production in both of these markets is expected to remain flat versus 2009. These factors, along with an anticipated modest increase in demand in other markets we serve, may lead to volume increases throughout 2010. However, we do not expect growth in volumes to be consistent among our various product lines as certain industries appear to be recovering more rapidly than others.

We expect over-capacity in worldwide base epoxy markets to continue to negatively impact product lines in our Epoxy and Phenolic Resins segment. Further, we expect continued weakening demand for our products used in the publication and commercial printing inks markets as these end-use markets further decline. We anticipate continued strength in volumes in wind energy and alternative energy markets, as well as improving demand trends across the Versatic acids product lines, which should have positive impacts on volumes in our Epoxy and Phenolic Resins segment. We also anticipate continued growth in the Latin American market for our Formaldehyde and Forest Products Resins segment and believe we are well positioned to serve customers through the additional production capacity at our new manufacturing facility in southern Brazil.

If the global economic environment begins to weaken again or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at December 31, 2009. This could result in additional goodwill or other asset impairments. In addition, as we continue to execute our productivity cost saving initiatives this may result in additional long-lived asset impairments.

Although raw material costs have stabilized during 2009, we expect long-term raw material cost volatility to continue because of historically volatile price movements of key feedstocks. To help mitigate raw material volatility, we have purchase and sale contracts with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in the timing of pricing mechanism trigger points between our sales and purchase contracts, there is often a lead-lag impact during which margins are negatively impacted in the short term when raw material prices increase and are positively impacted in the short term when raw material prices fall.

Recent Developments

In late December and early January we extended our revolving line of credit facility commitments from lenders, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments (the “Revolver Extension”). The new commitments will extend the availability of the revolver to February 2013. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The extension also requires a 2.00% annual ticking fee to be paid quarterly on committed amounts until the extended revolver facility is effective.

During the first quarter of 2010, we amended our senior secured credit facilities. Under the amendment and restatement, we extended the maturity of approximately $957 of our Senior Secured Credit Facility term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. In addition to, and in connection with this amendment agreement, we issued $1,000 aggregate principal amount of 8.875% senior secured notes due 2018. We used the net proceeds of $993 ($1,000 less original issue discount of $7) from the issuance to repay $800 of our U.S. term loans under the Senior Secured Credit Facility, pay certain related transaction costs and expenses, and provide incremental liquidity of $162. Collectively, we refer to these transactions as the “Amendment and Offering Transactions.”

Matters Impacting Comparability of Results

Our audited Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, in which minority shareholders hold no substantive participating rights, after eliminating intercompany accounts and transactions.

Our financial data includes:

•	The results of operations of the Orica A&R Acquisition since the acquisition date of February 1, 2007, and

•	The results of operations of the Arkema Acquisition since the acquisition date of November 1, 2007.

Raw materials comprise approximately 70% of our cost of sales. The three largest raw materials used in our production processes are phenol, methanol and urea. These materials represent 33% of our total raw material costs. Fluctuations in energy costs, such as volatility in the price of crude oil and related petrochemical products, as well as the cost of natural gas have caused increased utility costs and volatility in our raw material costs. In 2009 the average prices of phenol, methanol and urea decreased by approximately 20%, 53% and 46%, respectively, as compared to 2008. In 2008 the average prices of phenol, methanol and urea increased by approximately 2%, 14% and 53%, respectively, compared to the average prices in 2007. Passing through raw material price changes can result in significant variances in sales comparisons from year to year.

Revision of Prior Period Financial Statements

The Company has revised its financial statements for the year ended December 31, 2009 to record approximately $22 of income related to the insurance recoveries by its owner for the costs incurred in connection with the termination of the merger with Huntsman Corporation. The insurance recoveries related to the $200 termination settlement payment made that was pushed down and treated as an expense of the Company in 2008. As previously disclosed, the Company records any related insurance recoveries as a non-cash reduction to expenses in the period when the insurance settlement is reached. In August 2010, the Company was informed that its owner had received insurance recoveries of approximately $15 and $7 in the second and third quarters of 2009, respectively, that should have been reported as a reduction to expenses (income) in those periods with an offsetting reduction in Paid-in capital. See Footnote 1 to our Consolidated Financial Statements included elsewhere herein for additional information. The revision had no impact on the Company’s revenues, total assets, total liabilities, total debt, total equity, net worth, liquidity, cash flows, or Segment EBITDA. The impacts of correcting the financial statements for the year ended December 31, 2009 presented elsewhere herein are as follows:

	As Previously Reported	Adjustments	As Revised
Consolidated Statement of Operations for the year ended December 31, 2009:
Terminated merger and settlement income, net	$(40)	$(22)	$(62)
Operating income	94	22	116
Income before income tax and earnings from unconsolidated entities	95	22	117
Income before earnings from unconsolidated entities	93	22	115
Net income	95	22	117
Net income attributable to Momentive Specialty Chemicals Inc.	92	22	114

Consolidated Statement of Cash Flows for the year ended December 31, 2009:
Net income	95	22	117
Pushdown of income recovered by owner	(15)	(22)	(37)

Consolidated Balance Sheet at December 31, 2009:
Paid-in capital	507	(22)	485
Accumulated deficit	(2,350)	22	(2,328)

Results of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in millions)

	2009	2008	2007
Net sales	$4,030	$6,093	$5,810
Cost of sales	3,511	5,467	5,019

Gross profit	519	626	791
Gross profit as a percentage of net sales	13%	10%	14%
Selling, general and administrative expense	345	393	390
Terminated merger and settlement (income) expense, net	(62)	1,027	—
Integration costs	—	27	39
Asset impairments	50	21	32
Business realignment costs	56	41	21
Other operating expense, net	14	10	7

Operating income (loss)	116	(893)	302
Operating income (loss) as a percentage of net sales	3%	(15)%	5%
Interest expense, net	223	304	310
Gain on extinguishment of debt	(224)	—	—
Other non-operating expense, net	—	7	15

Total non-operating (income) expense	(1)	311	325

Income (loss) before income tax and earnings from unconsolidated entities	117	(1,204)	(23)
Income tax expense (benefit)	2	(17)	44

Income (loss) before earnings from unconsolidated entities	115	(1,187)	(67)
Earnings from unconsolidated entities, net of taxes	2	2	4

Net income (loss)	117	(1,185)	(63)
Net income attributable to noncontrolling interest	(3)	(5)	(2)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$114	$(1,190)	$(65)

Net Sales

In 2009, net sales decreased by $2,063, or 34%, compared with 2008. Volume declines across all of our product lines negatively impacted sales by $1,105. These declines were primarily a result of the continued weakness in the housing, construction and automotive markets as a result of the global economic downturn. The pass through of raw material driven price decreases primarily in our forest products resins and formaldehyde, phenolic specialty resins and base epoxies and intermediates product lines, negatively impacted sales by $791. In addition, foreign currency translation negatively impacted sales by $167 primarily as a result of the strengthening of the U.S. dollar against the euro compared to 2008.

In 2008, net sales increased by $283, or 5%, compared with 2007. Acquisitions, net of divestitures, added $158 in incremental net sales while pricing and favorable product mix added $505. Raw material driven price increases in forest products resins and formaldehyde, specialty epoxies, phenolic specialty resins, versatics, coatings and foundry product lines as well as higher prices and favorable product mix in our epoxies business contributed to the higher net sales. Volume declines in forest products resins and formaldehyde, phenolic specialty resins, base epoxies and intermediates, versatics, coatings, inks resins and foundry product lines negatively impacted sales by $564. These declines were primarily a result of the weak housing and automotive markets driven by the economic downturn and credit crisis, as well as by increased competition and raw material shortages in certain product lines. The volume declines were partially offset by higher volumes in our oil field products and specialty epoxies. In addition, net favorable currency translation of $184 contributed to the sales increase primarily as a result of the strengthening of the euro and Brazilian real against the U.S. dollar.

Gross Profit

In 2009, gross profit decreased by $107, compared with 2008 primarily as a result of the decrease in sales, offset by lower raw material and processing costs, as discussed above. The impact of lower sales was partially offset by favorable impacts of productivity savings programs on manufacturing and processing costs of approximately $95. This resulted in an increase of 3% in gross profit as a percentage of sales as the positive impact of lower processing costs and productivity projects more than offset the impact of lower volumes on fixed manufacturing costs during 2009.

In 2008, gross profit decreased by $165 compared with 2007. As a percentage of sales, gross profit declined 4%. Gross profit was negatively impacted by the timing of raw material price increases that were not fully passed through to our customers. Also contributing to the decrease were higher processing costs, including utilities and freight, that were not passed through to customers. In late 2008, we experienced a dramatic decrease in volumes for most of our businesses which resulted in unabsorbed overhead costs due to the full or partial idling of many of our plants for an extended period in December. Due to the higher raw material costs, higher processing costs and lower production in the fourth quarter of 2008, lower of cost or market reserves on our inventory balances at December 31, 2008 also negatively impacted gross profit. Hurricanes Ike and Gustav negatively impacted gross profit by $10, net of insurance recoveries to date, from business interruption losses and incremental expenses, including higher freight costs, plant down time and plant damages. These decreases were partially offset by the impact of net acquisitions, higher prices in certain of our product lines and synergies that we realized from the Hexion Formation.

Operating Income

In 2009, operating income increased by $1,009, compared with 2008. The primary drivers of the increase was the reduction in Terminated merger and settlement expense, net and the positive impacts of productivity program and cost reduction initiatives. In 2008, Terminated merger and settlement expense, net of $1,027 consisted of the write-off of previously deferred acquisition costs, legal fees and $750 in litigation settlement related to the terminated Huntsman merger, of which $200 represents the non-cash push-down of settlement costs paid by Apollo. In 2009, we recognized Terminated merger and settlement income, net of $62, which was comprised of reductions on certain of our merger related service provider liabilities and the $37 pushdown of insurance recoveries by Apollo, offset by $18 in legal contingency accruals related to the New York Shareholder Action. Selling, general and administrative expenses decreased due primarily to the positive impacts of productivity savings programs and other cost savings initiatives. Further, Integration costs decreased by $27. In 2008, we incurred costs related to the Hexion Formation and the implementation of a company-wide management information and accounting system.

These favorable impacts were partially offset by increases in Asset impairments and Business realignment costs incurred to implement productivity and cost savings initiatives. In 2009, we recorded impairments of $44 in our Epoxy and Phenolic Resins and $3 in our Coatings and Inks segments as a result of our decision to indefinitely idle certain production lines. In addition, we recorded miscellaneous impairments of $3 related to the closure of R&D facilities in our Formaldehyde and Forest Products Resins and our Epoxy and Phenolic Resins segments. Business realignment costs increased by $15 due to increased costs related to headcount reduction and plant rationalization programs associated with our productivity initiatives in 2009. Furthermore, Operating income was also impacted by the decline in Gross profit discussed above.

In 2008, operating income decreased by $1,195 compared with 2007. The primary driver of the decrease was Terminated merger and settlement costs of $1,027 in 2008, which included the write-off of previously deferred acquisition costs, legal fees and $750 in litigation settlement related to the terminated Huntsman merger, of which $200 represents the non-cash push-down of settlement costs paid by Apollo. In addition, operating income was negatively impacted by the decrease in gross profit as discussed above. Selling, general and administrative expenses increased $3, but as a percentage of sales declined slightly. Integration costs decreased by $12, as we incurred significantly higher costs in 2007 to implement a single, company-wide, management information and accounting system. In addition, Business realignment costs increased by $20, due to productivity and cost savings initiatives. In 2008, a charge of $10 was recorded for goodwill impairments in our Coatings and Inks segment; and an impairment charge for intangible asset impairment of $8 in the Epoxy and Phenolic Resins Segment was also recognized during the year, but was offset by lower asset impairment charges on closing facilities and lower net foreign exchange losses in 2008.

Non-Operating (Income) Expense

In 2009, total non-operating expense decreased by $312 to income of $1, compared with 2008. We recognized a gain of $224 on the extinguishment of $298 in face value of the Company’s outstanding debt securities in 2009. Other non-operating expense, net decreased by $7, due to higher foreign exchange transaction losses in 2008, compared to 2009. Interest expense, net decreased by $81 as a result of lower interest rates and due to lower debt levels as a result of debt repurchases in 2009.

In 2008, total non-operating expenses decreased by $14, compared with 2007. Other non-operating expense, net decreased by $8, due to higher net derivative gains in 2008 as compared to 2007, partially offset by higher net realized and unrealized foreign exchange losses in 2008 as compared to 2007. Interest expense, net decreased by $6 as a result of lower interest rates.

Income Tax Expense (Benefit)

In 2009, income tax benefit decreased by $19 to an expense of $2, compared with 2008. This change is primarily due to income being earned in the US from extinguishment of debt and continued earnings from foreign operations. This expense has been offset by a release of valuation allowance on our deferred tax assets in the US and foreign losses for which we are receiving a benefit.

In 2008, income tax expense decreased by $61 to a benefit of $17. An increase in pre-tax losses from world wide operations, the recognition of a tax benefit associated with a federal tax refund, and a decrease in the amount of unrecognized tax benefits (including accruals for interest and penalties) for settlements with various taxing authorities were the primary drivers for this decrease. These benefits were partially offset by expenses that have been determined non-deductible for tax purposes. These items include the $200 non-cash push-down of settlement costs paid by Apollo and increases in unrecognized tax benefits related to various intercompany transaction costs.

Results of Operations by Segment

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by our senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments.

	Year Ended December 31,
	2009	2008	2007(3)
Net Sales to Unaffiliated Customers (1)(2) :
Epoxy and Phenolic Resins	$1,702	$2,432	$2,370
Formaldehyde and Forest Products Resins	1,184	2,033	1,776
Coatings and Inks	888	1,248	1,332
Performance Products	256	380	332
Segment EBITDA (2) :
Epoxy and Phenolic Resins	$190	$192	$334
Formaldehyde and Forest Products Resins	108	194	177
Coatings and Inks	58	35	81
Performance Products	80	90	73
Corporate and Other	(51)	(50)	(54)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA include the results of the Orica A&R Acquisition and Arkema Acquisition from February 1, 2007 and November 1, 2007, respectively.
(3)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

2009 vs. 2008 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2008 to 2009.

	Volume	Price/Mix	Currency Translation	Total
Epoxy and Phenolic Resins	(18)%	(9)%	(3)%	(30)%
Formaldehyde and Forest Product Resins	(16)%	(23)%	(3)%	(42)%
Coatings and Inks	(19)%	(6)%	(4)%	(29)%
Performance Products	(25)%	(8)%	—	(33)%

Epoxy and Phenolic Resins

Net sales in 2009 decreased by $730, or 30%, compared to 2008. Volume declines negatively impacted sales by $435 as the global economic downturn had an adverse impact on our volumes. Volumes declined across all businesses, with our precursors business showing the largest decline over the prior year and our specialty epoxy and versatics businesses experiencing relatively lesser amounts of volume decline during 2009 compared to 2008. These declines were primarily attributable to the decrease in the automotive, construction, housing and durable goods markets, as well as increased worldwide capacity in base epoxies. The lower volume decline in versatics is due to the absence of the shortage of certain raw materials that occurred in 2008. The pass through of lower raw material costs and competitive pricing pressures, primarily in our major resins and specialty phenolics businesses, resulted in pricing decreases of $228. Foreign currency translation had a negative impact of $67 as the U.S. dollar strengthened against the euro in 2009 compared to 2008.

Segment EBITDA in 2009 decreased by $2 to $190 compared to 2008. The decrease was primarily due to volume and pricing declines, as discussed above. These declines were largely offset by decreases in raw material prices, freight costs and the impact of productivity driven cost savings impacting processing costs. The base epoxies and specialty phenolics businesses experienced the largest declines during the year with these declines being offset by increases in the specialty epoxy and versatics businesses.

Formaldehyde and Forest Products Resins

Net sales in 2009 decreased by $849, or 42%, compared to 2008. Lower volumes negatively impacted sales by $335. The volume decrease occurred in most of our businesses, including our European and North American forest products resins business, due to the continued decline in the worldwide housing and construction markets, as well as in our North American formaldehyde business due to decreased demand in the durable goods market resulting from the adverse impacts of the global economic downturn. We realized modest increases in volumes in the Latin American market due to lesser impacts of the worldwide economic downturn in this region. Lower prices resulted in a sales decrease of $459 as we passed through raw material price decreases to our customers primarily in North America and Europe. Unfavorable currency translation of $55 contributed to lower sales as the U.S. dollar strengthened against the euro in 2009 compared to 2008.

Segment EBITDA in 2009 decreased by $86 to $108 compared to 2008. The decrease was primarily attributable to the loss of volume and pricing impacts, as discussed above, partially offset by the impact of productivity driven cost savings. In addition, the prior year was impacted by favorable raw material purchase contracts in certain of our international forest products and resins businesses of $32.

Coatings and Inks

Net sales in 2009 decreased by $360, or 29%, compared to 2008. Volume declines negatively impacted sales by $242. Worldwide coatings volume declines were primarily attributable to the downturn in the international housing, construction and automotive markets due to the impact of the global economic downturn. These declines were experienced throughout the business with our global dispersions business experiencing relatively lower volume declines. Inks resins volumes declined, primarily in North America and Europe, due to the global economic downturn and the continued structural decline in the publication and commercial printing inks markets, coupled with competitive pressures and our exit from certain low margin product lines. The pass through of lower raw material costs and competitive pricing pressures resulted in pricing decreases of $74. Unfavorable currency translation of $44 contributed to lower sales, as the U.S. dollar strengthened against the euro in 2009 compared to 2008.

Segment EBITDA in 2009 increased by $23 to $58 compared to 2008 primarily as a result of the coatings business, with the dispersions business providing half of the increase over the prior year. The overall increase was the result of the impact of productivity driven cost savings and lower raw material costs, which was partially offset by volume declines and competitive market pressures, as discussed above.

Performance Products

Net sales in 2009 decreased by $124, or 33%, compared to 2008. Volume decreases negatively impacted sales by $93 driven by declines in our foundry business resulting from decreased demand in the North American automotive sector due to the global economic downturn, and declines in our oilfield business resulting from increased competition and decreased demand due to lower natural gas and oil drilling activity. Lower pricing negatively impacted sales by $30, as favorable changes in product mix were offset by the pass through of raw material price decreases in certain of our product lines. Foreign currency translation had a negative impact of $1 as the U.S. dollar strengthened against the Canadian dollar in 2009 compared to 2008.

Segment EBITDA in 2009 decreased by $10 to $80 compared to 2008. The decrease was primarily the result of decreases in volumes, as discussed above, partially offset by productivity driven cost savings impacting processing costs.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges remained relatively flat as compared to 2008. The impact of foreign currency transaction losses and additional incentive compensation costs were offset by the positive impact of productivity driven cost savings.

2008 vs. 2007 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2007 to 2008.

	Volume	Price/Mix	Currency Translation	Acquisitions/ Divestitures	Total
Epoxy and Phenolic Resins	(6)%	5%	4%	—	3%
Formaldehyde and Forest Product Resins	(15)%	18%	1%	10%	14%
Coatings and Inks	(15)%	5%	5%	(1)%	(6)%
Performance Products	12%	2%	—	—	14%

Epoxy and Phenolic Resins

Net sales in 2008 increased by $62, or 3%, as compared to 2007. Product mix, the pass through of higher raw material costs and selected pricing improvement initiatives added $106 to sales. Volume declines of $143 negatively impacted sales. The volume declines were primarily attributable to our base epoxies and specialty phenolics businesses. The declines in these businesses were attributable to the decline in the North American automotive and housing markets, continued softening of construction and automotive markets in much of Europe and competitive pricing pressures. Versatics volumes were negatively impacted by a shortage of certain raw materials. The global economic slowdown had a dramatic impact on our volumes in the fourth quarter and resulted in the idling of many of our plants for an extended period of time in December. These volume declines were partially offset by an increase in our specialty epoxies volume. Foreign currency translation had a positive impact of $99 as the euro strengthened against the U.S. dollar in 2008.

Segment EBITDA in 2008 decreased by $142 to $192, compared to 2007. The decrease was primarily in our base epoxies and intermediates business due to increased raw material costs of $66 and utility costs of $41 that we did not fully pass through to our customers as there was overcapacity in the base epoxies and intermediates markets. Volume declines, as discussed above, also contributed to the decrease. Segment EBITDA was negatively impacted by $18 as a result of force majeures declared in February and November 2008 due to shortages of certain raw materials used in our versatics production. The shutdown of many of our plants for an extended period of time in December negatively impacted Segment EBITDA by $21 as overhead costs at those plants were expensed during the shutdown period. In addition, Hurricanes Ike and Gustav negatively impacted Segment EBITDA by $8, net of insurance recoveries, due to business interruption losses and incremental expenses, including higher freight costs, plant down time and plant damages.

Formaldehyde and Forest Products Resins

Net sales in 2008 increased by $257, or 14%, as compared to 2007. The impact of acquisitions added $172 to net sales. Pricing contributed $332 to sales as we passed through higher raw material costs to our customers in accordance with our sales contracts. Lower volumes negatively impacted sales by $262. The volume decrease primarily occurred in our North American forest products resins business due to the decline in the North American housing construction market. Our North American formaldehyde volume was also negatively impacted in 2008 by an extended customer shutdown and by Hurricane Gustav. Favorable currency translation of $15 contributed to higher sales as the euro and the Brazilian real strengthened against the U.S. dollar in 2008.

Segment EBITDA in 2008 increased by $17, to $194, as compared to 2007. The impact of acquisitions added $30 to Segment EBITDA in 2008, which more than offset the volume declines discussed above. In addition, Hurricane Gustav negatively impacted Segment EBITDA by $2, net of insurance recoveries, due to business interruption losses and incremental expenses, including higher freight costs, plant down time and plant damages. These decreases were partially offset by incremental purchasing productivity and favorable foreign currency translation.

Coatings and Inks

Net sales in 2008 decreased by $84 compared to 2007. The closure of our alkyds facilities in Europe accounted for a decrease of $14 in sales. Volume declines of $201 negatively impacted sales. Coatings volume declines were primarily attributable to the downturn in the North American housing construction market and the slowing housing construction markets in much of Europe. Inks resins volumes declined due to weakening demand coupled with competitive pressures and our exit from certain low margin product lines. In addition, the global economic slowdown negatively impacted our volumes in the fourth quarter and resulted in the shutdown of several of our plants for an extended period of time in December. Pricing contributed $61 to sales as we were able to pass through certain raw material price increases. Favorable currency translation added $70 to sales, primarily due to the strengthened euro against the U.S. dollar in 2008.

Segment EBITDA in 2008 decreased by $46, to $35, as compared to 2007. The decrease was primarily the result of the volume declines and competitive market pressures, as discussed above, and increasing raw material and utility costs that we were unable to pass through to our customers.

Performance Products

Net sales in 2008 increased by $48, or 14%, as compared to 2007. Volume increases contributed $42 to sales, driven by strong demand for our oil field products due to increased North American drilling activities. This volume increase was partially offset by declines in foundry volumes resulting from decreased demand in the North American automotive sector. Pricing added $6 to sales, driven by the pass through of raw material price increases in our foundry business.

Segment EBITDA in 2008 increased by $17, to $90, as compared to 2007. The increase was primarily driven by the effect of volume increases in our oil field technology products and our focus on cost saving initiatives.

Corporate and Other

Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions as well as legacy company costs not allocated to continuing segments. Corporate and Other charges decreased by $4 to $50, as compared to 2007, primarily due to decreased compensation related costs.

Reconciliation of Segment EBITDA to Net Income (Loss)

	Year Ended December 31,
	2009	2008	2007
Segment EBITDA:
Epoxy and Phenolic Resins	$190	$192	$334
Formaldehyde and Forest Products Resins	108	194	177
Coatings and Inks	58	35	81
Performance Products	80	90	73
Corporate and Other	(51)	(50)	(54)
Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income (expense), net	62	(1,027)	—
Integration costs	—	(27)	(39)
Non-cash charges	3	(5)	(22)
Unusual items:
(Losses) gains on divestiture of assets	(6)	5	8
Purchase accounting effects/inventory step-up	—	—	(1)
Business realignments	(56)	(41)	(21)
Asset impairments	(50)	(21)	(32)
Derivative settlements	—	(37)	—
Other	(45)	(8)	(17)

Total unusual items	(157)	(102)	(63)

Total adjustments	(92)	(1,161)	(124)
Interest expense, net	(223)	(304)	(310)
Gain on extinguishment of debt	224	—	—
Income tax (expense) benefit	(2)	17	(44)
Depreciation and amortization	(178)	(203)	(198)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	114	(1,190)	(65)
Net income attributable to noncontrolling interest	3	5	2

Net income (loss)	$117	$(1,185)	$(63)

Items not included in Segment EBITDA

In 2009, Terminated merger and settlement income, net primarily includes reductions on certain of the Company’s merger related service provider liabilities and the pushdown of Apollo’s recovery of $37 in insurance proceeds in 2009 related to the $200 settlement payment made by Apollo that was treated as a pushdown of shareholder expense in 2008. These amounts were partially offset by legal and consulting costs and legal contingency accruals related to the New York Shareholder Action. In 2008, Terminated merger and settlement expense, net primarily represented accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $550 payment to Huntsman to terminate the merger and settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200. Terminated merger and settlement costs also include the write-off of previously deferred acquisition costs.

Integration costs primarily represent redundancy and incremental administrative costs for integration programs as a result of the Hexion Formation and recent acquisitions, as well as costs to implement a single, company-wide, management information and accounting system and a new consolidations and financial reporting system.

Non-cash charges primarily represent stock-based compensation expense, accelerated depreciation on closing facilities and unrealized derivative and foreign exchange gains and losses.

Not included in Segment EBITDA are certain non-cash and certain non-recurring income or expenses that are deemed by management to be unusual in nature. For 2009, these items consisted of business realignment costs primarily related to expenses from the Company’s productivity program, asset impairments and realized foreign exchange gains and losses. For 2008, these items consisted of asset impairments, business realignment costs, derivative settlements, realized foreign exchange gains and losses, management fees, a gain on the sale of a portion of the Company’s ownership in HAI and a gain on the sale of certain assets of a non-core product line. For 2007, these items consisted of asset impairments, gains on sale of assets, a gain on the sale of a portion of the Company’s ownership in HAI, business realignment costs, income related to the European solvent coating resins business, management fees, realized foreign currency activity and costs to settle a lawsuit.

Liquidity and Capital Resources

Sources and Uses of Cash

We are a highly leveraged company. Our primary sources of liquidity are cash flows generated from operations, availability under our senior secured credit facilities and our financing commitment from Apollo. Our primary liquidity requirements are interest, working capital and capital expenditures. In addition, over the next eighteen months, we will continue to have cash outflows related to productivity program-related obligations, and, over the next six months, obligations related to the terminated Huntsman merger.

At December 31, 2009, we had $3,510 of debt, including $82 of short-term debt and capital lease maturities (of which approximately $26 is U.S. short-term debt and capital lease maturities). In addition, at December 31, 2009, we had $367 in liquidity including $135 of unrestricted cash and cash equivalents, $183 of borrowings available under our senior secured revolving credit facilities, $49 of borrowings available under additional credit facilities at certain domestic and international subsidiaries with various expiration dates through 2011 and the financing commitment from Apollo.

Our net working capital (defined as accounts receivable and inventories less accounts and drafts payable) at December 31, 2009 was $376, a decrease of $303 from December 31, 2008. The decrease was a result of lower volumes and production, a focus on reducing inventory quantities, decreasing raw material costs and the sale of a portion of our trade accounts receivable. We will continue to focus on minimizing our investment in working capital. However, if volumes or raw material prices begin to increase, this may result in an increased investment in working capital. In addition, we continue to face pressure from vendors to reduce payment terms due to the current credit environment. To minimize the impact on cash flows, we continue to negotiate and contractually extend payment terms whenever possible. We have also focused on receivable collections to offset a portion of the payment term pressure by offering incentives to customers to encourage early payment, or accelerate receipts through the sale of receivables. For instance, throughout 2009, we entered into accounts receivable purchase and sale agreements to sell a portion of our trade accounts receivable to Apollo affiliates. As of December 31, 2009, through these agreements, we effectively accelerated the timing of cash receipts on $94 of our receivables. In addition, certain of our customers have entered into supplier financing arrangements with third parties, whereby the third party purchases the trade customer receivable from us. We will continue to accelerate cash receipts under these agreements, as appropriate, in order to offset these pressures.

We are progressing as planned toward achieving our productivity savings initiatives and currently have $125 of in-process savings at December 31, 2009. Most of the actions to obtain the remaining productivity savings will be completed over the next eighteen months. The net costs to achieve the remaining in-process savings, estimated at $69, will be funded from operations and availability under our senior secured credit facilities.

In addition, we will continue to closely monitor our capital with spending focused on projects with significant growth opportunities as well as other projects to ensure improved safety of our employees and compliance with environmental laws and regulations, such as REACH and similar costs.

During 2009, we repurchased on the open market outstanding debt with a carrying amount of $298 for $72. The $298 carrying value of repurchased debt securities consisted of $92 of our 9.75% second-priority senior secured notes due 2014, $80 of our floating rate second-priority senior secured notes due 2014, $16 of our 8.375% unsecured debentures due 2016, $42 of our 9.200% unsecured debentures due 2021, $58 of our 7.875% unsecured debentures due 2023 and $10 of our Industrial Revenue Bonds due 2009. Based on interest rates at December 31, 2009, we expect annual cash interest savings of $23 as a result of these debt repurchases.

Any future repurchases will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Future repurchases may be funded through available cash, borrowings from our credit facilities and sales of accounts receivable or other liquidity sources.

In late December and early January we extended our revolving line of credit facility commitments from lenders, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments. The new commitments will extend the availability of the revolver to February 2013. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The extension also requires a 2.00% annual ticking fee to be paid quarterly on committed amounts until the extended revolver facility is effective.

In addition, during the first quarter of 2010, we amended our senior secured credit facilities. Under the amendment and restatement, we extended the maturity of approximately $957 of our Senior Secured Credit Facility term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. In addition to, and in connection with, this amendment agreement, we issued $1,000 aggregate principal amount of 8.875% senior secured notes due 2018. We used the net proceeds of $993 ($1,000 less original issue discount of $7) from the issuance to repay $800 of our U.S. term loans under the Senior Secured Credit Facility, pay certain related transaction costs and expenses, and provide incremental liquidity of $162.

Based on these adjustments to our capital structure and incremental liquidity, we feel that we are favorably positioned to maintain adequate liquidity throughout 2010 and the foreseeable future to fund our ongoing operations and cash debt service obligations. Further, we expect that the extension of a portion of our credit facility and extension of the revolver will allow greater flexibility and liquidity for the Company in the longer term.

We are also investigating the sale of non-core assets to further increase our liquidity. Opportunities for these sales could depend to some degree on improvement in the credit markets. The continued depressed demand for our products for an extended period of time due to global economic and financial conditions could negatively impact our liquidity, future results of operations and flexibility to execute liquidity enhancing actions.

Following are highlights from our Consolidated Statements of Cash Flows for the years ended December 31:

	2009	2008	2007
Sources (uses) of cash:
Operating activities	$355	$(632)	$174
Investing activities	(132)	(134)	(335)
Financing activities	(222)	706	288
Effect of exchange rates on cash flow	13	(18)	8

Net change in cash and cash equivalents	$14	$(78)	$135

Operating Activities

In 2009, operations provided $355 of cash. Net income of $117 included $38 of net non-cash and non-operating income items, of which $224 was for the gain on extinguishment of debt and $37 was for the non-cash pushdown of the recovery of 2008 shareholder expense, offset by $178 for depreciation and amortization and $57 for impairments and accelerated depreciation of property and equipment. Net working capital and changes in other assets and liabilities and income taxes payable generated $276 due to decreased accounts receivable and inventories, which resulted from lower volumes and production, efforts to decrease inventory quantities, decreasing raw material costs and the sale of trade accounts receivable.

In 2008, operations used $632. The net loss of $1,185 included $557 of non-cash and non-operating items, of which $203 was for depreciation and amortization, $200 was for the non-cash push-down of shareholder expense related to the Huntsman litigation settlement, $101 was for the write-off of deferred acquisition costs paid in the prior year, $37 was for the settlement of derivatives, $33 was for the impairment of goodwill, intangible assets and property, plant and equipment and accelerated depreciation, offset by $13 for the deferred tax benefit. Net working capital and changes in other assets and liabilities and income taxes payable used $4 due to one-time Terminated merger and settlement costs, increased pressure on vendor payment terms and the timing of cash payments versus cash collections and expense recognition. These uses of cash were partially offset by decreased accounts receivable and inventories, which resulted from lower volumes and production, as well as decreasing raw material costs at the end of the year. Accounts receivable also decreased due to the sale of a portion of our trade accounts receivable.

In 2007, operations provided $174 of cash. The net loss of $63 included $245 of non-cash items, of which $198 was for depreciation and amortization. Net working capital decreased $8 as a $51 impact from increasing raw material prices was partially offset by working capital improvement initiatives. Changes in other assets and liabilities generated $33 as a result of timing of cash payments versus collections and expense recognition. Cash from operations related to taxes used $33. Tax cash payments used $84, of which $24 was paid to the Netherlands taxing authority for a settlement of a prior year’s tax audit, were partially offset by increases in the tax accrual due to higher taxes from increased earnings in foreign operations.

Investing Activities

In 2009, investing activities used $132. We spent $136 for capital expenditures (including capitalized interest). Of the $136 in capital expenditures, approximately $26 relates to our productivity savings initiatives while the remaining amount relates to maintenance and environmental related capital expenditures and plant expansions and improvements, including our new formaldehyde and forest products plant in Brazil.

In 2008, investing activities used $134. We spent $134 for capital expenditures, primarily for maintenance and environmental related capital expenditures, plant expansions and improvements,. We generated cash of $13 from the divestiture of a non-core product line and the sale of a portion of the Company’s ownership in HAI. We used $7 for the purchase of short-term investments and $6 to fund a restricted cash requirement primarily for collateral for a subsidiary’s debt.

In 2007, we used $335 for investing activities. We spent $130 for acquisitions and $123 for capital expenditures (including capitalized interest), primarily for plant expansions and improvements. We also spent $101 for costs related to in-process acquisitions.

Financing Activities

In 2009, financing activities used $222. Net long-term debt repayments primarily consisted of the $144 pay-down on our senior revolving credit facility and $72 to purchase back debt on the open market. Net short-term debt repayments were $10 and affiliated debt borrowings were $104. We used $24 to purchase $180 in face value of outstanding debt of our parent. We paid $10 to fund dividends that were declared on common stock in prior years. The deconsolidation of a variable interest entity that purchased a portion of our trade accounts receivable in 2008 resulted in a financing outflow of $24.

In 2008, financing activities generated $706. Net short-term debt borrowings were $8 and net long-term debt borrowings were $163, primarily to fund working capital requirements and terminated merger and settlement costs. Our parent contributed $325 in equity so that we could pay the $325 merger termination fee and Apollo advanced $225, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo, so that we could make the $225 merger settlement payment. We paid $37 to settle portions of our cross currency and interest rate swaps and $2 to fund dividends that were declared on common stock in prior years. The consolidation of a variable interest entity that purchased a portion of our trade accounts receivable resulted in an inflow of $24.

In 2007, financing activities provided cash of $288. Net debt borrowings of $306 were used for acquisitions, working capital requirements and in-process acquisition funding needs. Payments of dividends on common stock were $13.

Accounts Receivable Sales Agreements

Periodically in 2009, the Company entered into accounts receivable purchase and sale agreements to sell trade accounts receivable to affiliates of Apollo on terms which management believes were more favorable to the Company than could have been obtained from an independent third party. Under the terms of the agreements, the receivables are sold at a discount relative to their carrying value in exchange for all interests in such receivables. The Company retains the obligation to service the collection of the receivables on the purchasers’ behalf for which the Company is paid a fee and the purchasers defer payment of a portion of the receivable purchase price and establish a reserve account with the proceeds. The reserve account is used to reimburse the purchasers for credit and collection risk. The remaining amounts are paid to the Company after receipt of all collections on the purchased receivables. Other than amounts held in the reserve account, the purchasers bear all credit risk on the purchased receivables. See Note 8 to the Consolidated Financial Statements included elsewhere herein for additional information on our accounts receivable factoring.

Outstanding Debt

Following is a summary of our cash and cash equivalents and outstanding debt at December 31, 2009, as adjusted for the Amendment and Offering Transactions that were closed on January 29, 2010, and our outstanding debt at December 31, 2008:

	As of December 31:
	2009			2008
	Actual	Adjustments	As Adjusted	Actual
Cash and cash equivalents	$142	$162	$304	$127

Non-affiliated debt:
Senior Secured Credit Facilities:
Revolving facility due 2011	36	—	36	180
Floating rate term loans due 2013	2,234	(1,757)	477	2,254
Floating rate term loans due 2015	—	957	957	—
Senior Secured Notes:
8.875% senior secured notes due 2018 (net of original issue discount of $7)	—	993	993	—
Floating rate second-priority senior secured notes due 2014	120	—	120	200
9.75% Second-priority senior secured notes due 2014	533	—	533	625
Debentures:
9.2% debentures due 2021	74	—	74	115
7.875% debentures due 2023	189	—	189	247
8.375% sinking fund debentures due 2016	62	—	62	78
Other Borrowings:
Australian Multi-Currency Term/Working Capital Facility due 2011	54	—	54	50
Brazilian bank loans	65	—	65	27
Industrial Revenue Bonds due 2009	—	—	—	34
Capital Leases	15	—	15	15
Other	24	—	24	34

Total non-affiliated debt	3,406	193	3,599	3,859
Affiliated debt:
Affiliated borrowings due on demand	4	—	4	—
Affiliated term loan due 2011	100	—	100	—

Total affiliated debt	104	—	104	—

Total debt	$3,510	193	$3,703	$3,859

Financial Instruments

Our various interest rate swap agreements are designed to offset cash flow variability from interest rate fluctuations on our variable rate debt. The notional amounts of the swaps change based on the expected payments on our term loans. As a result of the interest rate swaps, we pay a weighted average fixed rate equal to approximately 7.2% per year and receive a variable rate based on the terms of the underlying debt. See Item 7A – Quantitative and Qualitative Disclosures About Market Risk and Note 9 to the Consolidated Financial Statements included elsewhere herein for information on our financial instruments. Our most significant financial instruments measured at fair value on a recurring basis are our cross currency and interest rate swaps, which are measured at fair value using significant observable inputs and deemed to be Level 2 inputs.

The fair values of these instruments were determined based on an over-the-counter retail market based pricing model adjusted for nonperformance risk. These financial instruments are in liability positions at December 31, 2009, requiring us to incorporate our credit risk as a component of fair value. We calculated our credit risk adjustment by applying an imputed credit spread, based on the over-the-counter retail market price of our Senior Secured Credit Facility floating rate term loans at December 31, 2009, to the future cash flows of the financial instruments. This resulted in a $1 reduction to our financial instrument liabilities. A change in the interest rates used in the interest rate yield curve to determine fair value of our financial instruments of 1% would result in an approximate $6 change in fair value.

Covenant Compliance

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants and incurrence tests regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the senior secured credit facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Certain covenants contained in the credit agreement that governs our senior secured credit facilities require us to have a senior secured debt to Adjusted EBITDA ratio less than 4.25:1. The indenture that governs our Second-Priority Senior Secured Notes contains an Adjusted EBITDA to Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1.

Fixed Charges are defined as net interest expense excluding the amortization or write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain non-cash and certain non-recurring items. Adjusted EBITDA is calculated on a pro-forma basis, and also includes expected future cost savings from business optimization programs, including those related to acquisitions, including the Hexion Formation, and other synergy and productivity programs. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges should not be considered an alternative to interest expense.

At December 31, 2009, after giving pro forma effect to the Amendment and Offering Transactions, our Adjusted EBITDA to Fixed Charges Ratio was 1.97 to 1.0 which was below the incurrence test of 2.0 to 1.0. Non-compliance with this incurrence test does not represent an event of default. Although it may restrict our ability in certain circumstances to incur future debt outside of our revolving facility or make acquisitions, the Company does not expect non-compliance with this covenant to impact the Company’s liquidity for 2010 and the foreseeable future.

We were in compliance with all financial covenants that govern our senior secured credit facilities, including our senior secured debt to Adjusted EBITDA ratio.

Due to the completion of the Offering and Amendment Transactions in January 2010 resulting in a significant reduction in the amount of senior secured debt outstanding, the Company believes that a default under its senior secured bank leverage ratio covenant in our Senior Secured Credit Facility is not reasonably likely to occur. Our senior credit facility permits a default in our senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), our parent company. The cure amount cannot exceed the amount required for purposes of complying with the covenant, and in each four quarter period, there must be one quarter in which the cure right is not exercised. Any amounts of Apollo’s $200 committed financing converted to equity to cure a default will reduce the amount of available financing remaining under the $200 financing.

Based on our projections of 2010 operating results, we expect to be in compliance with all of the financial covenants and tests that are contained in the indentures that govern our notes and our senior secured credit facilities throughout 2010.

Year Ended December 31, 2009
Reconciliation of Net Income to Adjusted EBITDA
Net income	$117
Income tax expense	2
Interest expense, net	223
Gain on extinguishment of debt	(224)
Depreciation and amortization expense	178

EBITDA	296
Adjustments to EBITDA:
Terminated merger and settlement income, net(1)	(62)
Net income attributable to noncontrolling interest	(3)
Non-cash items	(3)
Unusual items:
Loss on divestitures of assets	6
Business realignments(2)	56
Asset impairments	50
Other (3)	64

Total unusual items	176

Productivity program savings(4)	125

Adjusted EBITDA	$529

Pro forma Fixed Charges(5)	$268

Pro forma ratio of Adjusted EBITDA to Fixed Charges(6)	1.97

(1)

Represents negotiated reductions on accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation and recovery of $37 in insurance proceeds related to the $200 settlement payment made by Apollo that was treated as an expense of the Company in 2008. These amounts are partially offset by legal settlement accruals pertaining to the New York Shareholder Action.

(2)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(3)	Primarily includes realized foreign currency activity, pension expense related to formerly owned businesses and business optimization expenses.
(4)	Represents pro-forma impact of in-process productivity program savings.
(5)

The charges reflect pro forma interest expense based on interest rates at February 24, 2010 as if our repurchases of our outstanding debt securities and the Offering and Amendment Transactions had taken place at the beginning of the period.

(6)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness in certain circumstances under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2009, the Company did not satisfy this test on a pro forma basis after adjusting for the Offering and Amendment Transactions as if they had occurred at the beginning of the period. In certain circumstances, we may not be able to incur future debt outside of our revolving facility or make acquisitions until we are in compliance with this test.

Contractual Obligations

The following table presents our contractual cash obligations at December 31, 2009. Our contractual cash obligations consist of legal commitments at December 31, 2009 that require us to make fixed or determinable cash payments, regardless of the contractual requirements of the specific vendor to provide us with future goods or services. This table does not include information about most of our recurring purchases of materials used in our production; our raw material purchase contracts do not meet this definition since they generally do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless a cancellation would result in a major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included. These contractual obligations are grouped in the same manner as they are classified in the Consolidated Statement of Cash Flows in order to provide a better understanding of the nature of the obligations.

	Payments Due By Year
Contractual Obligations	2010	2011	2012	2013	2014	2015 and beyond	Total
Operating activities:
Purchase obligations (a)	$174	$86	$58	$40	$31	$99	$488
Interest on fixed rate debt obligations (b) (e)	119	83	83	83	75	171	614
Interest on variable rate debt obligations (c) (e)	60	70	65	37	8	8	248
Operating lease obligations	29	22	16	12	9	27	115
Funding of pension and other postretirement obligations (d)	40	41	41	41	40	—	203
Productivity program related obligations	22	—	—	—	—	—	22

Financing activities:
Long-term debt, including current maturities (e)	81	210	29	2,182	677	316	3,495
Capital lease obligations	1	1	1	1	1	10	15

Total	$526	$513	$293	$2,396	$841	$631	$5,200

(a)	Purchase obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations.
(b)	Includes variable rate debt subject to interest rate swap agreements.
(c)	Based on applicable interest rates in effect at December 31, 2009. Based on applicable interest rates at February 24, 2010, our interest on variable rate debt obligations would be $62 in 2010.
(d)	Pension and other postretirement contributions have been included in the above table for the next five years. These amounts include estimated benefit payments to be made for unfunded foreign defined benefit pension plans as well as estimated contributions to our funded defined benefit plans. The assumptions used by our actuaries in calculating these projections includes a weighted average annual return on pension assets of approximately 7% for the years 2010 – 2014 and the continuation of current law and plan provisions. These estimated payments may vary based on the actual return on our plan assets or changes in current law or plan provisions. See Note 13 to the Consolidated Financial Statements included elsewhere herein for more information on our pension and postretirement obligations.
(e)	As adjusted for the Amendment and Offering Transactions and the Revolver Extensions, our debt service obligations are as follows at December 31, 2009:

	Payments Due By Year
Contractual Obligations	2010	2011	2012	2013	2014	2015 and beyond	Total
Operating activities:
Interest on fixed rate debt obligations	$209	$173	$173	$173	$165	$448	$1,341
Interest on variable rate debt obligations	54	64	59	53	47	22	299

Financing activities:
Long-term debt, including current maturities	81	174	29	521	692	2,198	3,695

The table above excludes payments for income taxes and environmental obligations since, at this time, we cannot determine either the timing or the amounts of payments beyond 2010. At December 31, 2009, we recorded unrecognized tax benefits and related interest and penalties of $82. We estimate that we will pay approximately $50 in 2010 for local, state and international income taxes. We expect non-capital environmental expenditures for 2010 through 2014 totaling $20. See Notes 12 and 16 to the Consolidated Financial Statements included elsewhere herein for more information on these obligations.

Capital Expenditures

We plan to spend approximately $160 on capital expenditures in 2010, of which $123 will be used for growth, maintenance and environmental projects, while the remaining $37 will be spent on productivity initiatives. We determined this amount through our budgeting and planning process, and it is subject to change at the discretion of our board of directors. We considered future product demand, existing plant capacity and external customer trends. We plan to fund capital expenditures through operations and, if necessary, through available lines of credit.

Asset Impairments

During the year ended December 31, 2009, we recorded impairments of $44 in the Epoxy and Phenolic Resins and $3 in the Coatings and Inks segments as a result of the Company’s decision to indefinitely idle certain production lines. As a result, the Company wrote down the related assets to fair value. In addition, we recorded miscellaneous impairments of $3 related to the closure of R&D facilities in our Formaldehyde and Forest Products Resins and our Epoxy and Phenolic Resins segments. The amounts have been recorded within Asset impairments in the Consolidated Statements of Operations.

Off Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2009.

Critical Accounting Policies and Estimates

In preparing our financial statements in conformity with accounting principles generally accepted in the United States of America, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results may differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to the Consolidated Financial Statements included elsewhere herein.

Our most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in our audited Consolidated Financial Statements, are as follows:

Environmental Remediation and Restoration Liabilities

Accruals for environmental matters are recorded when we believe that it is probable that a liability has been incurred and we can reasonably estimate the amount of the liability. We have accrued approximately $39 and $38 at December 31, 2009 and 2008, respectively, for all probable environmental remediation and restoration liabilities, which is our best estimate of these liabilities. Based on currently available information and analysis, we believe that it is reasonably possible that the costs associated with these liabilities may fall within a range of $25 to $73. This estimate of the range of reasonably possible costs is less certain than the estimates that we make to determine our reserves. To establish the upper limit of this range, we used assumptions that are less favorable to Momentive among the range of reasonably possible outcomes, but we did not assume that we would bear full responsibility for all sites to the exclusion of other potentially responsible parties.

Some of our facilities are subject to environmental indemnification agreements, where we are generally indemnified against damages from environmental conditions that occurred or existed before the closing date of our acquisition of the facility, subject to certain limitations.

Income Tax Assets and Liabilities and Related Valuation Allowances

At December 31, 2009 and 2008, we had valuation allowances of $597 and $626, respectively, against all of our net federal, state and some of our net foreign deferred income tax assets. The valuation allowances require an assessment of both negative and positive evidence, such as operating results during the most recent three-year period is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in the U.S. and certain foreign operations in recent periods represented sufficient negative evidence to require a full valuation allowance against our net federal, state and certain foreign deferred income tax assets. We intend to maintain a valuation allowance against the net deferred income tax assets until sufficient positive evidence exists to support the realization of such assets.

The calculation of our income tax liabilities involves dealing with uncertainties in the application of complex domestic and foreign income tax regulations. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective income tax rate in a given period could be materially impacted. An unfavorable income tax settlement would require the use of cash and result in an increase in our effective income tax rate in the year it is resolved. A favorable income tax settlement would be recognized as a reduction in the effective income tax rate in the year of resolution. At December 31, 2009 and 2008, we recorded unrecognized tax benefits and related interest and penalties of $82 and $78, respectively.

Pensions

The amounts that we recognize in our financial statements for pension benefit obligations are determined by actuarial valuations. Inherent in these valuations are certain assumptions, the more significant of which are:

•	The weighted average rate used for discounting the liability;

•	The weighted average expected long-term rate of return on pension plan assets;

•	The method used to determine market-related value of pension plan assets;

•	The weighted average rate of future salary increases; and

•	The anticipated mortality rate tables.

The discount rate reflects the rate at which pensions could be effectively settled. When selecting a discount rate, our actuaries provide us with a cash flow model that uses the yields of high-grade corporate bonds with maturities consistent with our anticipated cash flow projections.

The expected long-term rate of return on plan assets is determined based on the various plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, we take into account the rates on long-term debt investments that are held in the portfolio, as well as expected trends in the equity markets, for plans including equity securities.

The Company has elected to use the five-year smoothing in the calculation of the market-related value of plan assets, which is used in the calculation of pension expense, as well as to establish the corridor used to determine amortization of unrecognized actuarial gains and losses. This method, which reduces the impact of market volatility on pension expense can result in significant differences in pension expense versus calculating expense based on the fair value of plan assets at the beginning of the period. At December 31, 2009, the market-related value of the Company’s plan assets was $407 versus fair value of $374. Using market-related value of assets to calculate 2010 pension expense reduces expense by approximately $6.

The rate of increase in future compensation levels is determined based on salary and wage trends in the chemical and other similar industries, as well as our specific compensation targets.

The mortality tables that are used represent the most commonly used mortality projections for each particular country and reflect projected mortality improvements.

We believe the current assumptions used to estimate plan obligations and pension expense are appropriate in the current economic environment. However, as economic conditions change, we may change some of our assumptions, which could have a material impact on our financial condition and results of operations.

The following table presents the sensitivity of our projected pension benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), deficit (“Deficit”) and 2010 pension expense to the following changes in key assumptions:

	Increase / (Decrease) at December 31, 2009			Increase / (Decrease)
	PBO	ABO	Deficit	2010 Expense
Assumption:
Increase in discount rate of 0.5%	(29)	(28)	24	—
Decrease in discount rate of 0.5%	32	30	(26)	1
Increase in estimated return on assets of 1.0%	N/A	N/A	N/A	(4)
Decrease in estimated return on assets of 1.0%	N/A	N/A	N/A	4

Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets

As events warrant, we evaluate the recoverability of long-lived assets, other than goodwill and other indefinite-lived intangibles, by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss that may be required is determined by comparing the carrying value of the assets to their estimated fair value. Impairment indicators include a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner in which the asset is being used or in its physical condition, a significant adverse change in legal factors or the business climate that could affect the value of a long-lived asset, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset, current period operating or cash flow losses combined with a history of operating or cash flow losses associated with the use of the asset, or a current expectation that more likely than not a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. As a result, future decisions to change our manufacturing process, exit certain businesses, reduce excess capacity, temporarily idle facilities and close facilities could result in material impairment charges. We do not have any indefinite-lived intangibles, other than goodwill.

We perform an annual goodwill impairment test to assess whether the estimated fair value of each reporting unit is less than the carrying amount of the unit’s net assets. We use a probability weighted market and income approach to estimate the values of our reporting units. Our market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA multiple technique. Under this technique, estimated values are the result of a market based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. Our income approach is a discounted cash flow model. In the fourth quarter of 2008, we recognized goodwill impairments in our Coatings and Inks segment. As of December 31, 2009, the fair value of each of our remaining reporting units exceeded the carrying amount of assets and liabilities assigned to each unit. A 20% decrease in the EBITDA multiple combined with a 20% increase in the interest rate used to calculate the discounted cash flows would not result in additional reporting units failing the first step of our goodwill impairment analysis.

Recently Issued Accounting Standards

New Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance for transfers of financial assets. Accounting Standards Update (“ASU”) 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets, removes the concept of a qualifying special-purpose entity (“QSPE”) and as a result eliminates the scope exception for QSPE’s. ASU 2009-16 also changes the criteria for a transfer of financial assets to qualify as a sales-type transfer. ASU 2009-16 will be effective for us on January 1, 2010. We do not expect this guidance to have a material impact on our Consolidated Financial Statements.

In June 2009, the FASB issued new guidance on variable interest entities. ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, amends current guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. ASU 2009-17 will be effective for us on January 1, 2010. As a result, we expect to deconsolidate two of our variable interest entities from our Consolidated Financial Statements, resulting in a net decrease in assets of $19, liabilities of $8 and noncontrolling interest of $10. This will result in an increase to Accumulated deficit of $1 for the cumulative effect of adoption on January 1, 2010.

Newly Adopted Accounting Standards

On January 1, 2009, we adopted new guidance requiring additional disclosures about derivative instruments and hedging activities. See Note 9 included elsewhere herein for additional disclosures.

On January 1, 2009, we adopted new guidance for business combinations. This guidance was effective for us for business combination transactions for which the acquisition date was on or after January 1, 2009. No business combination transactions occurred during the year ended December 31, 2009.

On January 1, 2009, we adopted new guidance for noncontrolling interests. We changed the presentation of our noncontrolling interests and retrospectively applied this accounting standard to prior periods.

At June 30, 2009, we adopted new guidance that increases the frequency of disclosures about the fair value of financial instruments and requires entities to provide the disclosures on a quarterly basis. See Note 9 included elsewhere herein for additional disclosures about the fair value of financial instruments.

At June 30, 2009, we adopted new guidance in determining whether impairments in debt securities are other than temporary and modifies the presentation and disclosure of investments in debt and equity securities. This guidance did not have a material impact on our Consolidated Financial Statements.

At June 30, 2009, we adopted new guidance on determining fair value when the volume and level of activity for the asset or liability has significantly decreased when compared with normal market activity for the asset or liability. This guidance did not have a material impact on our Consolidated Financial Statements.

At September 30, 2009, we adopted ASU 2009-01, Topic 105 – Generally Accepted Accounting Principles, and SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. SFAS No. 168 superseded all then-existing non-SEC accounting and reporting standards with the Accounting Standards Codification (“ASC”). SFAS No. 168 did not have a material impact on our Consolidated Financial Statements.

At September 30, 2009, we adopted ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value. ASU 2009-05 provides new guidance on the fair value measurement of liabilities. ASU 2009-05 did not have a material impact on our Consolidated Financial Statements.

ITEM 7A - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility related to these exposures we use various financial instruments, including some derivatives, to help us hedge our foreign currency exchange risk and interest rate risk. We also use raw material purchasing contracts and pricing contracts with our customers to help mitigate commodity price risks. These contracts generally do not contain minimum purchase requirements.

We do not use derivative instruments for trading or speculative purposes. We manage counterparty credit risk by entering into derivative instruments only with financial institutions with investment-grade ratings.

The following table summarizes our derivative financial instruments as of December 31, 2009 and 2008, which are recorded as Other current liabilities in the Consolidated Balance Sheets. Fair values are determined from quoted market prices at these dates.

	2009				2008
Liability Derivatives	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Liability	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Liability
Derivatives designated as hedging instruments
Interest Rate Swaps
Interest swap – 2006	—	—	$—	$—	182	—	$500	$(9)
Interest swap – 2007	366	—	650	(28)	731	—	350	(27)

Total derivatives designated as hedging instruments				$(28)				$(36)

Derivatives not designated as hedging instruments
Foreign Exchange and Interest Rate Swaps
Cross-Currency and Interest Rate Swap	638	1.2038	$25	$(5)	1,003	1.2038	$25	$(4)
Interest Rate Swap
Interest swap - Australia Multi-Currency Term	729	—	23	(1)	1,094	—	24	(1)
Commodity Contracts
Electricity contracts	—	—	3	(1)	—	—	—	—
Natural gas contracts	546	—	1	—	—	—	—	—
Natural gas futures	—	—	3	—	—	—	11	(3)

Total derivatives not designated as hedging instruments				$(7)				$(8)

Foreign Exchange Risk. Our international operations accounted for approximately 59% and 58% of our sales in 2009 and 2008, respectively. As a result, we have significant exposure to foreign exchange risk on transactions that can potentially be denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and loan repayments. The functional currency of our operating subsidiaries is the related local currency.

It is our policy to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging firmly committed foreign currency transactions wherever it is economically feasible. Our use of forward contracts is designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount that is under contract. We do not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We do not speculate in foreign currency nor do we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results, or other foreign currency net asset or liability positions.

In 2005, we entered into a three-year $289 cross-currency and interest rate swap agreement structured for a non-U.S. subsidiary’s $290 U.S. dollar denominated floating rate term loan. The swap was designed to offset balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations on the term loan. In 2008, we paid $29 to settle a portion of the cross-currency and interest rate swaps, which matured in 2008. We paid a weighted average interest rate of 7.5% and 6.9% and received a weighted average interest rate of 5.9% and 7.9% in 2008 and 2007, respectively.

The remaining portion of the cross-currency and interest rate swap was renegotiated and amended with the respective counterparties, effective September 30, 2008, in order to offset the ongoing balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations of a non-U.S. subsidiary’s U.S. dollar denominated floating rate term loan. The amended swap agreement requires us to sell euros in exchange for U.S. dollars at a rate of 1.2038. We also will pay a variable rate equal to Euribor plus 390 basis points and will receive a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The amount we receive under this agreement is approximately equal to the non-U.S. subsidiary’s interest rate on its $290 term loan. This amended swap agreement has an initial notional amount of $25 that amortizes quarterly on a straight line basis to $24, prior to maturing on September 30, 2011. We paid a weighted average interest rate of 5.5% and 8% and received a weighted average interest rate of 3.4% and 6.3% on these amended swap agreements in 2009 and 2008, respectively.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

Interest Rate Risk. We are a party to various interest rate swap agreements that are designed to offset the cash flow variability that is associated with interest rate fluctuations on our variable rate debt. The fair values of these swaps are determined by using estimated market values. Under interest rate swaps, we agree with other parties to exchange at specified intervals the difference between the fixed rate and floating rate interest amounts that are calculated from the agreed notional principal amount.

In May 2006, we entered into interest rate swap agreements with two counterparties. These swaps are three-year agreements designed to offset the cash flow variability that results from interest rate fluctuations on our variable rate debt. The initial aggregate notional amount of the swaps is $1,000, which amortizes quarterly based on the expected payments on our term loans. As a result of the interest rate swaps, we pay a fixed rate equal to approximately 7.6% per year and receive a variable rate based on the terms of the underlying debt. We account for these swaps as qualifying cash flow hedges. These swap agreements matured and were terminated during 2009.

In January 2007, we entered into a three-year interest rate swap agreement designed to offset cash flow variability associated with interest rate fluctuations on our variable rate debt. This swap became effective on January 1, 2008. The initial notional amount of the swap is $300, but will increase to $700 before being amortized down to $375. As a result of the interest rate swaps, we pay a fixed rate equal to approximately 7.2% per year and receive a variable rate based on the terms of the underlying debt. We account for this swap as a qualifying cash flow hedge.

In February 2007, we financed the Orica A&R Acquisition with proceeds of approximately $70 from a new five-year Australian Multi-Currency Term / Working Capital Facility. To effectively fix the interest rate on approximately $30 of this facility, we entered into interest rate swap agreements with two counterparties for an initial notional amount of AUD $35, which amortizes quarterly based on the expected loan payments. The swap agreements terminate December 30, 2011. We pay a fixed interest rate of 6.6% and receive a floating rate based on the terms of the underlying debt. We have not applied hedge accounting to this derivative instrument.

Some of our debt, including debt under our floating rate notes and borrowings under our Senior Secured Credit Facilities, is at variable interest rates that expose us to interest rate risk. If interest rates increase, our debt service obligations on variable rate debt would increase even though the amount borrowed would not increase. Including variable rate debt that is subject to interest rate swap agreements, assuming the amount of our variable debt, as adjusted for the Amendment and Offering Transactions, remains the same, an increase of 1% in the interest rates on our variable rate debt would increase our 2010 estimated debt service requirements by approximately $15. See additional discussion about interest rate risk in our Annual Report.

Following is a summary of our outstanding debt as of December 31, 2009 and 2008 (See Note 10 to the Consolidated Financial Statements included elsewhere herein for additional information on our debt). The fair value of our publicly held debt is based on the price at which the bonds are traded or quoted at December 31, 2009 and 2008. All other debt fair values are determined from quoted market interest rates at December 31, 2009 and 2008.

	2009			2008
Year	Debt Maturities	Weighted Average Interest Rate	Fair Value	Debt Maturities	Weighted Average Interest Rate	Fair Value
2009				$113	6.7%	$82
2010	$82	4.4%	$79	33	6.6%	19
2011	211	4.5%	203	241	6.7%	119
2012	30	4.5%	27	25	6.7%	11
2013	2,183	5.5%	1,868	2,190	7.3%	876
2014	678	8.7%	644	826	8.7%	199
2015 and beyond	326	8.6%	238	431	8.4%	39

	$3,510		$3,059	$3,859		$1,345

We do not use derivative financial instruments in our investment portfolios. Our cash equivalent investments and short-term investments are made in instruments that meet the credit quality standards that are established in our investment policies, which also limits the exposure to any one issue. At December 31, 2009 and 2008, we had $64 and $24, respectively, invested at average rates of 2% and 3%, respectively, primarily in interest-bearing time deposits. Due to the short maturity of our cash equivalents, the carrying value of these investments approximates fair value. Our short-term investments are recorded at cost which approximates fair value. Our interest rate risk is not significant. A 1% increase or decrease in interest rates on invested cash would not have had a material effect on our net income and cash flows for the years ended December 31, 2009 and 2008.

Commodity Risk. We are exposed to price risks on raw material purchases, most significantly with phenol, methanol, urea, acetone, propylene and chlorine. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. Commitments with certain suppliers, including our phenol and urea suppliers, provide up to 100% of our estimated requirements but also provide us with the flexibility to purchase a certain portion of our needs in the spot market, when it is favorable to us. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any key long-term supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. Our largest supplier provides 9% of our raw material purchases, and we could incur significant time and expense if we had to replace this supplier. In addition, several feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner. See the discussion about the risk factor on raw materials in our Annual Report.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. To help control our natural gas costs, we hedge a portion of our natural gas purchases for North America by entering into futures contracts for natural gas. These contracts are settled for cash each month based on the closing market price on the last day that the contract trades on the New York Mercantile Exchange. We also enter into fixed price forward contracts for the purchase of natural gas and electricity at certain of our manufacturing plants to offset the risk associated with increases in the prices of the underlying commodities.

We recognize gains and losses on these contracts each month as gas and electricity is used. Our future commitments are marked to market on a quarterly basis. We have not applied hedge accounting to these contracts.

Our commodity risk is moderated through our selected use of customer contracts with selling price provisions that are indexed to publicly available indices for the relevant commodity raw materials.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions)	2009	2008	2007
Net sales	$4,030	$6,093	$5,810
Cost of sales	3,511	5,467	5,019

Gross profit	519	626	791
Selling, general and administrative expense	345	393	390
Terminated merger and settlement (income) expense, net (See Note 3)	(62)	1,027	—
Integration costs (See Note 2)	—	27	39

	Year Ended December 31,
(In millions)	2009	2008	2007
Asset impairments (See Note 2)	50	21	32
Business realignment costs (See Note 2)	56	41	21
Other operating expense, net	14	10	7

Operating income (loss)	116	(893)	302
Interest expense, net	223	304	310
Gain on extinguishment of debt (See Note 10)	(224)	—	—
Other non-operating expense, net	—	7	15

Income (loss) before income tax and earnings from unconsolidated entities	117	(1,204)	(23)
Income tax expense (benefit) (See Note 16)	2	(17)	44

Income (loss) before earnings from unconsolidated entities	115	(1,187)	(67)
Earnings from unconsolidated entities, net of taxes	2	2	4

Net income (loss)	117	(1,185)	(63)
Net income attributable to noncontrolling interest	(3)	(5)	(2)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$114	$(1,190)	$(65)

Comprehensive income (loss) attributable to Momentive Specialty Chemicals Inc.	$211	$(1,362)	$28

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents (including restricted cash of $7 and $6, respectively) (See Note 2)	$142	$127
Short-term investments	10	7
Accounts receivable (net of allowance for doubtful accounts of $25 and $24, respectively)	478	582
Inventories:
Finished and in-process goods	264	328
Raw materials and supplies	115	141
Other current assets	84	84

Total current assets	1,093	1,269

Other assets	104	108
Property and equipment
Land	110	98
Buildings	322	307
Machinery and equipment	2,368	2,157

	2,800	2,562
Less accumulated depreciation	(1,360)	(1,101)

	1,440	1,461
Goodwill (See Note 7)	177	170
Other intangible assets, net (See Note 7)	159	172

Total assets	$2,973	$3,180

Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$481	$372
Debt payable within one year (See Note 10)	78	113
Affiliated loans payable	4	—
Interest payable	36	51
Income taxes payable	42	34
Accrued payroll and incentive compensation	50	39
Other current liabilities	197	270

Total current liabilities	888	879

Long-term debt (See Note 10)	3,328	3,746
Affiliated long-term debt (See Note 10)	100	—
Long-term pension and post employment benefit obligations (See Note 13)	233	259
Deferred income taxes (See Note 16)	120	122
Other long-term liabilities	128	128
Advance from affiliates (See Note 3)	225	225

Total liabilities	5,022	5,359

Commitments and contingencies (See Notes 10 and 12)
Deficit
Common stock - $0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2009 and 2008	1	1
Paid-in capital	485	517
Treasury stock, at cost – 88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	—
Accumulated other comprehensive income	99	2
Accumulated deficit	(2,328)	(2,442)

Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(2,063)	(2,218)

Noncontrolling interest	14	39

Total deficit	(2,049)	(2,179)

Total liabilities and deficit	$2,973	$3,180

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In millions)	2009	2008	2007
Cash flows provided by (used in) operating activities
Net income (loss)	$117	$(1,185)	$(63)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	178	203	198
Gain on extinguishment of debt	(224)	—	—
Push-down of (income) expense (recovered) paid by shareholder (See Note 3)	(37)	200	—
Write-off of deferred acquisition costs	—	101	—
Loss (gain) on disposal of assets, net of taxes	6	(3)	(8)
Stock-based compensation expense	5	5	5
Deferred tax benefit	(7)	(13)	(3)
Non-cash impairments and accelerated depreciation	57	33	32
Cash settlement of derivatives	—	37	—
Other non-cash adjustments	(16)	(6)	21
Net change in assets and liabilities, excluding acquisitions:
Accounts receivable	128	231	(51)
Inventories	99	99	(14)
Accounts and drafts payable	95	(299)	57
Income taxes payable	6	(10)	(33)
Other assets, current and non-current	2	8	17
Other liabilities, current and long-term	(54)	(33)	16

Net cash provided by (used in) operating activities	355	(632)	174

Cash flows used in investing activities
Capital expenditures	(131)	(134)	(122)
Capitalized interest	(5)	—	(1)
Acquisition of businesses, net of cash acquired	—	—	(130)
Deferred acquisition costs	—	—	(101)
Change in restricted cash	2	(6)	—
Purchases of investments	(2)	(7)	—
Proceeds from the sale of assets	4	13	19

Net cash used in investing activities	(132)	(134)	(335)

Cash flows (used in) provided by financing activities
Net short-term debt (repayments) borrowings	(10)	8	1
Borrowings of long-term debt	1,155	1,092	2,405
Repayments of long-term debt	(1,404)	(929)	(2,100)
Borrowings of affiliated debt	104	—	—
Purchase of note receivable due from parent	(24)	—	—
Capital contribution from parent (See Note 14)	—	325	—
Advance from affiliates (See Note 3)	—	225	—
Payment of dividends on common stock	(10)	(2)	(13)
Long-term debt and credit facility financing fees	(5)	—	(5)
(Deconsolidation) consolidation of noncontrolling interest in variable interest entity	(24)	24	—
Payment of dividends to noncontrolling interest holder	(4)	—	—
Cash settlement of derivatives	—	(37)	—

Net cash (used in) provided by financing activities	(222)	706	288

Effect of exchange rates on cash and cash equivalents	13	(18)	8
Increase (decrease) in cash and cash equivalents	14	(78)	135
Cash and cash equivalents at beginning of year	121	199	64

Cash and cash equivalents (unrestricted) at end of year	$135	$121	$199

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$234	$298	$307
Income taxes (refunded) paid, net	(6)	7	84
Non-cash investing and financing activities:
Unpaid common stock dividends declared	—	—	1

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF DEFICIT AND COMPREHENSIVE INCOME (LOSS)

(In millions)	Common Stock	Paid-in Capital (Deficit)	Treasury Stock	Note Receivable From Parent	Accumulated Other Comprehensive (Loss) Income (a)	Accumulated Deficit	Noncontrolling Interest	Total
Balance at December 31, 2006	$1	$(17)	$(296)	$—	$81	$(1,183)	$13	$(1,401)
Net loss	—	—	—	—	—	(65)	2	(63)
Translation adjustments	—	—	—	—	113	—	—	113
Deferred losses on cash flow hedges	—	—	—	—	(21)	—	—	(21)
Gain recognized from pension and postretirement benefits, net of tax	—	—	—	—	1	—	—	1

Comprehensive income								30

Dividends declared ($0.01 per share)	—	(1)	—	—	—	—	—	(1)
Dividends declared to noncontrolling interest holder	—	—	—	—	—	—	(4)	(4)
Interest sold to noncontrolling interest holder	—	—	—	—	—	—	1	1
Impact of adoption of new accounting standard for uncertain tax positions	—	—	—	—	—	(4)	—	(4)
Stock-based compensation expense	—	5	—	—	—	—	—	5

Balance at December 31, 2007	1	(13)	(296)	—	174	(1,252)	12	(1,374)
Net loss	—	—	—	—	—	(1,190)	5	(1,185)
Translation adjustments	—	—	—	—	(84)	—	—	(84)
Deferred losses on cash flow hedges	—	—	—	—	(10)	—	—	(10)
Loss recognized from pension and postretirement benefits, net of tax	—	—	—	—	(78)	—	—	(78)

Comprehensive loss								(1,357)

Dividends declared to noncontrolling interest holder	—	—	—	—	—	—	(2)	(2)
Capital contribution from parent (See Note 14)	—	325	—	—	—	—	—	325
Push-down of expense paid by shareholder (See Note 3)	—	200	—	—	—	—	—	200
Consolidation of variable interest entity	—	—	—	—	—	—	24	24
Stock-based compensation expense	—	5	—	—	—	—	—	5

Balance at December 31, 2008	1	517	(296)	—	2	(2,442)	39	(2,179)
Net income	—	—	—	—	—	114	3	117
Translation adjustments	—	—	—	—	64	—	1	65
Deferred losses on cash flow hedges	—	—	—	—	15	—	—	15
Gain recognized from pension and postretirement benefits, net of tax	—	—	—	—	18	—	—	18

Comprehensive income								215

Dividends declared to noncontrolling interest holder	—	—	—	—	—	—	(5)	(5)
Push-down of recovery of expense paid by shareholder (See Note 3)	—	(37)	—	—	—	—	—	(37)
Deconsolidation of variable interest entity (See Note 8)	—	—	—	—	—	—	(24)	(24)
Purchase of note receivable due from parent (See Note 6)	—	—	—	(24)	—	—	—	(24)
Stock-based compensation expense	—	5	—	—	—	—	—	5

Balance at December 31, 2009	$1	$485	$(296)	$(24)	$99	$(2,328)	$14	$(2,049)

(a)	Accumulated other comprehensive income at December 31, 2009 represents $196 of net foreign currency translation gains, net of tax, $20 of net deferred losses on cash flow hedges and a $77 unrealized loss, net of tax, related to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement plans. Accumulated other comprehensive income at December 31, 2008 represents $132 of net foreign currency translation gains, net of tax, $35 of net deferred losses on cash flow hedges and a $95 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13). Accumulated other comprehensive income at December 31, 2007 represents $216 of net foreign currency translation gains, net of tax, $25 of net deferred losses on cash flow hedges and a $17 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13).

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(In millions, except share data)

1. Background and Basis of Presentation

As a result of the combination with Momentive Performance Materials Holdings Inc. on October 1, 2010 Hexion Specialty Chemicals, Inc. and its parent Hexion LLC changed their names to Momentive Specialty Chemicals Inc. and Momentive Specialty Chemicals Holdings LLC, respectively. All references herein have been retroactively revised to reflect the Company’s and its parent’s name changes, where applicable.

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (“Momentive” or the “Company”) manufactures and markets thermosetting resins worldwide, including epoxy resins and intermediates, forest products resins, coating products and phenolic specialty resins. At December 31, 2009, the Company has 91 active production and manufacturing facilities, with 35 located in the United States.

Hexion Specialty Chemicals, Inc. was formed on May 31, 2005 from the combination of three Apollo Management, L.P. (“Apollo”) controlled companies (the “Hexion Formation”); Resolution Performance Products, LLC (“Resolution Performance”), Resolution Specialty Materials, Inc. (“Resolution Specialty”) and Borden Chemical, Inc. (“Borden Chemical”). At the Hexion Formation, Borden Chemical changed its name to Hexion Specialty Chemicals, Inc., and BHI Acquisition Corp. (“BHI Acquisition”), Borden Chemical’s parent, changed its name to Hexion LLC. Prior to the Hexion Formation, on April 29, 2005, a subsidiary of Borden Chemical acquired Bakelite Aktiengesellschaft (“Bakelite” or “Bakelite Transaction”).

During the third quarter of 2009, the Company recorded out of period income of approximately $3 related to a reduction of the carrying value of debt at a foreign subsidiary. As a result of this adjustment, the Company’s Income before income tax and Net income increased by $2, for the year ended December 31, 2009. Of the $2 increase to Income before income tax, approximately $2 should have been recorded in the year ended December 31, 2008. Management does not believe that this adjustment is material to the Condensed Consolidated Financial Statements for the year ended December 31, 2009 or to any prior periods.

The Company has revised its financial statements for the year ended December 31, 2009 to record approximately $22 of income related to the insurance recoveries by its owner for the costs incurred in connection with the termination of the merger with Huntsman Corporation. The insurance recoveries related to the $200 termination settlement payment made that was pushed down and treated as an expense of the Company in 2008. The Company records any related insurance recoveries as a non-cash reduction to expenses in the period when the insurance settlement is reached. In August 2010, the Company was informed that its owner had received insurance recoveries of approximately $15 and $7 in the second and third quarters of 2009, respectively, which in accordance with its accounting policy should have been reported as a reduction to expenses (income) in those periods with an offsetting reduction in Paid-in capital. The revision had no impact on the Company’s revenues, total assets, total liabilities, total debt, total equity, net worth, liquidity, cash flows, or Segment EBITDA. The impacts of correcting the financial statements for the year ended December 31, 2009 presented elsewhere herein are as follows:

	As Previously Reported	Adjustments	As Revised
Consolidated statement of operations for the year ended December 31, 2009:
Terminated merger and settlement income, net	$(40)	$(22)	$(62)
Operating income	94	22	116
Income before income tax and earnings from unconsolidated entities	95	22	117
Income before earnings from unconsolidated entities	93	22	115
Net income	95	22	117
Net income attributable to Momentive Specialty Chemicals Inc.	92	22	114

Consolidated statement of cash flows for the year ended December 31, 2009:
Net income	95	22	117
Pushdown of income recovered by owner	(15)	(22)	(37)

Consolidated balance sheet at December 31, 2009:
Paid-in capital	507	(22)	485
Accumulated deficit	(2,350)	22	(2,328)

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights, and variable interest entities in which the Company bears a majority of the risk to potential losses or gains from a majority of the expected returns. Intercompany accounts and transactions are eliminated in consolidation. The Company’s share of the net earnings of 20% to 50% owned companies, for which it has the ability to exercise significant influence over operating and financial policies (but not control), are included in Earnings from unconsolidated entities in the Consolidated Statements of Operations. Investments in the other companies are carried at cost.

The Company has recorded a noncontrolling interest for the equity interests in consolidated subsidiaries that are not 100% owned. The noncontrolling interest primarily reflects the minority owner’s interest of 50.00% and 49.99% at December 31, 2009 and 2008, respectively, in HA-International, LLC (“HAI”), a joint venture between the Company and Delta-HA, Inc.

The Company has purchase contracts with HAI, a variable interest entity, which represents a significant portion of HAI’s total revenue. In addition, the Company has pledged its member interest in HAI as collateral on HAI’s revolving line of credit. These factors result in the Company absorbing the majority of the risk to potential losses or gains from a majority of the expected returns. Therefore, the Company is the primary beneficiary of HAI and as such, has consolidated HAI in its Consolidated Financial Statements.

The Company has a 50% ownership interest in Asia Dekor Borden (Hong Kong) Chemical Company, a joint venture that manufactures formaldehyde and resins in China, and a 49.99% interest in Hexion UV Coatings (Shanghai) Co., Ltd, a joint venture that manufactures UV-curable coatings and adhesives in China. These joint ventures are accounted for using the equity method of accounting.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates during the year. In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are also remeasured to cumulative translation. The effect of translation is accounted for as an adjustment to Deficit and is included in Accumulated other comprehensive income. Transaction gains and losses are included as a component of Net income (loss). The Company recognized transaction gains (losses) of $4, $(32) and $10 for the years ended December 31, 2009, 2008 and 2007, respectively.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, fair values of stock awards and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2009 and 2008, the Company had interest-bearing time deposits and other cash equivalent investments of $54 and $17, respectively. They are included on the Consolidated Balance Sheets as a component of Cash and cash equivalents.

Investments —Investments with original maturities greater than 90 days but less than one year are included on the Consolidated Balance Sheets as Short-term investments. At December 31, 2009 and 2008, the Company had Brazilian real denominated U.S. dollar index investments of $10 and $7, respectively. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be recovered.

Inventories —Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to the estimated future usage and sales. Inventories on the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $11 and $9 at December 31, 2009 and 2008, respectively.

Deferred Expenses—Deferred financing costs are presented as a component of Other assets on the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any of the debt, the related debt issuance costs are written off. At December 31, 2009 and 2008, the Company’s unamortized deferred financing costs were $34 and $39, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful life for buildings is 20 years and 15 years for machinery and equipment). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $160, $182 and $180 for the years ended December 31, 2009, 2008 and 2007, respectively.

Capitalized Software—The Company capitalizes certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement computer software for internal use. Amortization is recorded on the straight-line basis over the estimated useful lives ranging from 1 to 5 years.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill on the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as Other intangible assets on the Consolidated Balance Sheets. The Company does not amortize goodwill or indefinite-lived intangible assets. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years. See Note 7.

Impairment —The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.

During the years ended December 31, 2009, 2008 and 2007, asset impairments of $50, $21 and $32, respectively, were included in Asset impairments on the Consolidated Statements of Operations. In addition, during the years ended December 31, 2009 and 2008, accelerated depreciation on closing facilities of $7 and $12, respectively, was included in Other operating expense, net on the Consolidated Statements of Operations.

Long-Lived and Amortizable Intangible Assets

In 2009, the Company recorded impairment charges of $44 in the Epoxy and Phenolic Resins segment and $3 in the Coatings and Inks segment as a result of the Company’s decision to indefinitely idle certain production lines. In addition, the Company recorded miscellaneous impairments of $3 related to the closure of R&D facilities in the Formaldehyde and Forest Products Resins and Epoxy and Phenolic Resins segments.

In 2008, the Company recorded an $8 charge in the Epoxy and Phenolic Resins segment for the impairment of tradenames from which cash flows are no longer generated. The Company also recorded a $3 impairment charge in the Coatings and Inks segment as a result of decisions to close certain production facilities.

In 2007, the Company recorded impairment charges of $12 and $11 due to the closure of two manufacturing sites in North America in the Formaldehyde and Forest Products Resins segment and one manufacturing site in Europe in the Coatings and Inks segment, respectively. The remaining amount is due to miscellaneous impairments related to closing of facilities and exit of certain product lines.

Goodwill

The Company uses a probability weighted market and income approach to estimate the values of its reporting units. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.

At December 31, 2009, the fair value of the remaining reporting units exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the units. In the fourth quarter of 2008, the Company recognized goodwill impairments in its Coatings and Inks segment of $10. See further discussion in Note 7. At December 31, 2007, the fair value of each reporting unit exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the units.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under high-deductible insurance policies.

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments, fines and incurred legal fees. See Note 12.

Environmental Matters—Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant. See Note 12.

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in Net sales in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense was $61, $73 and $70 for the years ended December 31, 2009, 2008 and 2007, respectively and is included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Integration Costs—The Company incurred Integration costs totaling $27 and $39 for the years ended December 31, 2008 and 2007, respectively. These costs represent costs to implement a single, company-wide, management information and accounting system and a new consolidations and financial reporting system, as well as, redundancy and plant rationalization costs and incremental administrative costs from integration programs that resulted from the Hexion Formation and recent acquisitions.

Business Realignment Costs—The Company incurred Business realignment costs totaling $56, $41 and $21 for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009 and 2008, these costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands (See Note 4). For the year ended December 31, 2007 these costs primarily represent minor restructuring programs related to headcount reduction costs associated with plant closures and divestitures.

Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. See Note 16.

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company classifies interest and penalties as a component of tax expense.

Derivative Financial Instruments—The Company is a party to forward exchange contracts, interest rate swaps, cross-currency swaps and natural gas futures and electricity and natural gas forward contracts to reduce its cash flow exposure to changes in foreign exchange rates, interest rates, natural gas and electricity prices. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative financial instruments, whether designated in hedging relationships or not, are recorded on the Consolidated Balance Sheets at fair value. If a derivative financial instrument is designated as a fair-value hedge, the changes in the fair value of the derivative financial instrument and the hedged item are recognized in earnings. If the derivative financial instrument is designated as a cash-flow hedge, changes in the fair value of the derivative financial instrument are recorded in Accumulated other comprehensive income in the Consolidated Balance Sheets, to the extent effective, and are recognized in the Company’s Consolidated Statement of Operations when the hedged item impacts earnings. The cash flows from derivative financial instruments accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows. The Company documents effectiveness assessments in order to use hedge accounting at each reporting period. See Note 9.

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period. See Note 15.

Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement. The Company retains the servicing rights on the transfers of accounts receivable and measures these rights at fair value, if material. See Note 8.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Concentrations of Supplier Risk—The Company relies on long-term agreements with key suppliers for most of its raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on its business. Should any of the suppliers fail to deliver or should any of the key long-term supply contracts be cancelled, the Company would be forced to purchase raw materials at current market prices. The Company’s largest supplier provides 9% of raw material purchases. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier.

Subsequent Events—The Company evaluates all subsequent events from December 31, 2009 through the time that it files its Consolidated Financial Statements.

Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.

Recently Issued Accounting Standards

New Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance for transfers of financial assets. Accounting Standards Update (“ASU”) 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets, removes the concept of a qualifying special-purpose entity (“QSPE”) and as a result eliminates the scope exception for QSPE’s. ASU 2009-16 also changes the criteria for a transfer of financial assets to qualify as a sales-type transfer. ASU 2009-16 will be effective for the Company on January 1, 2010. The Company plans to adopt the provisions of ASU 2009-16 during the first quarter of 2010, but does not expect this guidance to have a material impact on its Consolidated Financial Statements.

In June 2009, the FASB issued new guidance on variable interest entities. ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, amends current guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. ASU 2009-17 will be effective for the Company on January 1, 2010. As a result, the Company expects to deconsolidate two of its variable interest entities from its Consolidated Financial Statements, resulting in net decrease in assets of $19, liabilities of $8 and noncontrolling interest of $10. This will result in an increase to Accumulated deficit of $1 for the cumulative effect of adoption on January 1, 2010.

Newly Adopted Accounting Standards

On January 1, 2009, the Company adopted new guidance requiring additional disclosures about derivative instruments and hedging activities. See Note 9 for additional disclosures.

On January 1, 2009, the Company adopted new guidance for business combinations. This guidance was effective for the Company for business combination transactions for which the acquisition date was on or after January 1, 2009. No business combination transactions occurred during the year ended December 31, 2009.

On January 1, 2009, the Company adopted new guidance for noncontrolling interests. The Company changed the presentation of its noncontrolling interests and retrospectively applied this accounting standard to prior periods.

At June 30, 2009, the Company adopted new guidance that increases the frequency of disclosures about the fair value of financial instruments and requires entities to provide the disclosures on a quarterly basis. See Note 9 for additional disclosures about the fair value of financial instruments.

At June 30, 2009, the Company adopted new guidance in determining whether impairments in debt securities are other than temporary and modifies the presentation and disclosure of investments in debt and equity securities. This guidance did not have a material impact on the Company’s Consolidated Financial Statements.

At June 30, 2009, the Company adopted new guidance on determining fair value when the volume and level of activity for the asset or liability has significantly decreased when compared with normal market activity for the asset or liability. This guidance did not have a material impact on the Company’s Consolidated Financial Statements.

At September 30, 2009, the Company adopted ASU 2009-01, Topic 105 – Generally Accepted Accounting Principles, and SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. SFAS No. 168 superseded all then-existing non-SEC accounting and reporting standards with the Accounting Standards Codification. SFAS No. 168 did not have a material impact on the Company’s Consolidated Financial Statements.

At September 30, 2009, the Company adopted ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value. ASU 2009-05 provides new guidance on the fair value measurement of liabilities. ASU 2009-05 did not have a material impact on the Company’s Consolidated Financial Statements.

3. Terminated Merger and Settlement Costs

Background

On July 12, 2007, the Company announced the signing of an Agreement and Plan of Merger (the “Agreement”) to acquire Huntsman in an all-cash transaction initially valued at approximately $10,600, which included the assumption of debt. In connection with the transaction, the Company obtained financing commitments from affiliates of Credit Suisse and Deutsche Bank (the “Banks”).

Prior to entering into the Agreement, Huntsman terminated an Agreement and Plan of Merger with Basell AF. As a result, Huntsman paid Basell AF a break-up fee in the amount of $200, of which the Company funded $100 in July 2007. This amount was recorded as a deferred acquisition cost and was included as a component of Other assets, net in the Consolidated Balance Sheets at December 31, 2007. The Company had also recorded other deferred acquisition costs as a component of Other assets, net in the Consolidated Balance Sheets at December 31, 2007. In June 2008, the Company wrote off its previously deferred acquisition costs in the Consolidated Statements of Operations due to the uncertainty that the transaction would be consummated.

On December 13, 2008, Huntsman sent notice to the Company that, pursuant to its terms, Huntsman terminated the Agreement. On December 14, 2008, the Company entered into a settlement agreement and release with Huntsman and other parties, and the proposed merger was terminated. Under the settlement agreement, the Company paid Huntsman a $325 termination fee, as required by the merger agreement. In addition, on a joint and several basis with certain affiliates of Apollo, the Company paid Huntsman $225, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo, and certain affiliates of Apollo paid Huntsman $200, while reserving all rights with respect to reallocation of the payments to certain other affiliates of Apollo. Finally, certain affiliates of Apollo purchased $250 of Huntsman’s 7% convertible senior notes. As a result of the termination of the Agreement, the Company’s agreement to sell a significant portion of its specialty epoxy business was also terminated.

The $325 termination fee paid to Huntsman was funded through a capital contribution from the Company’s parent, Momentive Specialty Chemicals Holdings LLC. The capital contribution was financed through a borrowing of $351 from the Banks to Momentive Specialty Chemicals Holdings LLC (the “LLC PIK Facility”). The $225 settlement payment the Company made was funded by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, the Company is contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. Apollo has agreed that the payment of any such insurance recoveries will satisfy the Company’s obligation to repay amounts received under the $225 advance. The Company has recorded the $225 settlement payment advance as a long-term liability at December 31, 2009. The $200 settlement payment made by Apollo has been treated as an expense by the Company with the credit to Paid-in capital at December 31, 2008. This settlement was considered an expense of the Company as the liability was joint and several between the Company and Apollo and the settlement by Apollo was caused by its relationship with the Company as a principal shareholder.

Any insurance recoveries by us related to the $225 settlement payment, and any insurance recoveries by Apollo related to the $200 settlement payment will be recognized as income in the period when the gains become realizable. For the year ended December 31, 2009, $37 has been recognized as income due to insurance recoveries by Apollo related to the $200 settlement payment. As of December 31, 2009, the Company has not recovered any insurance proceeds related to the $225 settlement payment.

Terminated merger and settlement (income) expense, net

The Company recognized net Terminated merger and settlement income, net of $62 for the year ended December 31, 2009. The Company recognized income during the year of $51 as the Company negotiated reductions on certain of its merger related service provider liabilities and $37 in insurance proceeds related to the $200 settlement payment made by Apollo that was treated as an expense of the Company in 2008. The income was partially offset by legal contingency accruals.

The Company incurred Terminated merger and settlement expense, net totaling $1,027 for the year ended December 31, 2008. The costs represent the $325 termination fee, the $225 settlement payment, the non-cash push-down of settlement costs paid by Apollo of $200 and the litigation costs associated with the terminated merger. These costs also include the write-off of previously deferred acquisition costs and legal, consulting, accounting and tax costs related to the terminated merger agreement and litigation described above.

4. Productivity Program

At December 31, 2009, the Company had $125 of in-process productivity savings to properly align its cost structure in response to the challenging economic environment. The Company estimates that these cost reduction activities will occur over the next eighteen months. The net costs to achieve these productivity savings is estimated at $69, including restructuring costs described below and expected capital expenditures related to productivity savings programs.

A reconciliation of in-process productivity savings at December 31, 2008 to in-process productivity savings at December 31, 2009 follows:

In-process productivity savings at December 31, 2008	$119
Additional productivity initiatives identified in 2009	154
Incremental productivity savings achieved in 2009	(148)

In-process productivity savings at December 31, 2009	$125

The following table summarizes restructuring information by type of cost:

	Workforce reductions	Site closure costs	Other projects	Total
Restructuring costs expected to be incurred	$65	$21	$2	$88
Cumulative restructuring costs incurred through December 31, 2009	46	9	2	57

Accrued liability at December 31, 2007	$—	$—	$—	$—
Restructuring charges	15	—	—	15
Payments	(1)	—	—	(1)

Accrued liability at December 31, 2008	14	—	—	14
Restructuring charges	31	9	2	42
Payments	(24)	(9)	(2)	(35)
Foreign currency translation	1	—	—	1

Accrued liability at December 31, 2009	$22	$—	$—	$22

Workforce reduction costs primarily relate to employee termination costs and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the years ended December 31, 2009 and 2008, restructuring charges of $42 and $15, respectively, were recorded in Business realignment costs on the Consolidated Statements of Operations. At December 31, 2009 and 2008, the Company had accrued $22 and $14, respectively, for restructuring liabilities in Other current liabilities in the Consolidated Balance Sheets.

The following table summarizes restructuring information by reporting segment:

	Epoxy and Phenolic Resins	Formaldehyde and Forest Products	Performance Products	Coatings and Inks	Corporate and Other	Total
Restructuring costs expected to be incurred	$42	$5	$—	$34	$7	$88
Cumulative restructuring costs incurred through December 31, 2009	22	4	—	24	7	57

Accrued liability at December 31, 2007	$—	$—	$—	$—	$—	$—
Restructuring charges	7	1	—	4	3	15
Payments	—	—	—	(1)	—	(1)

Accrued liability at December 31, 2008	7	1	—	3	3	14
Restructuring charges	15	3	—	20	4	42
Payments	(8)	(2)	—	(21)	(4)	(35)
Foreign currency translation	1	—	—	—	—	1

Accrued liability at December 31, 2009	$15	$2	$—	$2	$3	$22

5. Acquisitions and Divestitures

The Company accounts for acquisitions using the purchase method of accounting. As required under this method, results of operations of the acquired entities have been included from the date of acquisition, and any excess of purchase price over the sum of amounts assigned to identified assets and liabilities has been recorded as goodwill.

2009 and 2008 Divestitures

During the years ended December 31, 2009 and 2008, the Company completed the sale of .01% and 4.99% interest in HAI, respectively. At December 31, 2009 and 2008, the Company’s economic interest in HAI was 50% and 50.01%, respectively. In addition, during the year ended December 31, 2008, the Company completed the sale of certain assets of a non-core product line.

The Company recognized net gains totaling $5 for asset divestitures during the year ended December 31, 2008. This amount is included in Other operating expense, net in the Company’s Consolidated Statements of Operations.

2007 Acquisitions and Divestitures

Orica A&R Acquisition

On February 1, 2007, certain subsidiaries of the Company acquired the adhesives and resins (“A&R”) business of Orica Limited (the “Orica A&R Acquisition”) for a net purchase price of Australian dollars (“AUD”) 77, or $60, subject to certain adjustments. The Company incurred direct acquisition related costs of $3, which was included as part of the purchase price. Net working capital and other adjustments were net settled with no additional purchase price impact. The A&R business manufactures formaldehyde and formaldehyde-based binding resins used primarily in the forest products industry, and has three manufacturing facilities in Australia and New Zealand. This acquisition is included in the Formaldehyde and Forest Products Resins segment.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Fair Value at February 1, 2007
Current assets	$19
Property and equipment	45
Goodwill	7
Other intangible assets	7

Total assets acquired	78
Current liabilities	10
Other long-term liabilities	5

Total liabilities assumed	15

Fair value of net assets acquired	$63

$7 of acquired intangible assets were assigned to customer relationships and have a weighted average useful life of approximately 10 years.

Goodwill was assigned to the Formaldehyde and Forest Products Resins segment and is not expected to be deductible for tax purposes.

The following unaudited pro forma financial information presents the consolidated results of operations as if the Orica A&R Acquisition had occurred at the beginning of the period presented. Pro forma adjustments include only the effects of events directly attributable to the acquisition. The pro forma adjustments reflected in the table below include amortization of intangibles, depreciation adjustments from the write-up of property and equipment to estimated fair market value, and interest expense on a new debt facility used to fund the Orica A&R Acquisition (see Note 10) and related income tax effects.

Year ended December 31, 2007
Net sales	$5,817
Net loss	(65)
Net loss available to common shareholders	(65)

The pro forma financial information above does not necessarily reflect the operating results that would have occurred had the acquisition been consummated at the beginning of the period presented, nor is such information indicative of future operating results.

Arkema Acquisition

On November 1, 2007, the Company completed the purchase of the German forest products resins and formaldehyde business of Arkema GmbH (the “Arkema Acquisition”). This business manufactures formaldehyde and formaldehyde-based resins. The business employs approximately 100 people and had 2006 revenues of approximately €101, or $127. The purchase price was €44, or $64, subject to certain adjustments. This business is included in the Formaldehyde and Forest Products Resins segment. The pro forma effects of this acquisition were not material to the Company’s Consolidated Financial Statements.

On June 4, 2007, the Company completed the sale of a 5% interest in HAI to its joint venture partner Delta-HA, Inc. At December 31, 2007, the Company’s economic interest in HAI was 55%. The Company recognized gains totaling $8 (both on a pretax and after tax basis) for divestitures that are included in Other operating expense, net in the Company’s Consolidated Statements of Operations for the year ended December 31, 2007.

6. Related Party Transactions

Administrative Service, Management and Consulting Arrangements

The Company is subject to an Amended and Restated Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) under which the Company receives certain structuring and advisory services from Apollo and its affiliates. The annual fees under the Management Consulting Agreement is $3. Due to the current economic downturn, Apollo suspended its 2009 annual fees. These fees have been reinstated in 2010. The Management Consulting Agreement provides indemnification to Apollo and its affiliates and their directors, officers and representatives for potential losses arising from these services.

Under these agreements, the Company paid annual fees of $3 for the years ended December 31, 2008 and 2007. These amounts are included in Other operating expense, net in the Company’s Consolidated Statements of Operations.

Financing Agreements

In connection with the terminated Huntsman merger and related litigation settlement agreement and release among the Company, Huntsman and other parties entered into on December 14, 2008, the Company paid Huntsman $225. The settlement payment was funded to the Company by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, the Company is contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. Apollo has agreed that the payment of any such insurance recoveries will satisfy the Company’s obligation to repay amounts received under the $225 advance. The Company has recorded the $225 settlement payment advance as a long-term liability at December 31, 2009. As of December 31, 2009, the Company has not recovered any insurance proceeds related to the $225 settlement payment.

In addition, pursuant to the settlement agreement and release, certain affiliates of Apollo agreed to make a $200 investment in the Company. Certain affiliates of Apollo have entered into a commitment letter with Momentive Specialty Chemicals Inc. and Momentive Specialty Chemicals Holdings LLC, (formerly known as Hexion Specialty Chemical Inc. and Hexion LLC) pursuant to which they committed to purchase $200 in preferred units and warrants of Momentive Specialty Chemicals Holdings LLC by December 31, 2011. Prior to the purchase of all the preferred shares and warrants, certain affiliates of Apollo have committed to provide liquidity facilities to Momentive Specialty Chemicals Inc. or Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion Specialty Chemical Inc. and Hexion LLC) on an interim basis. The aggregate liquidity facilities outstanding, together with the purchase price for any purchased preferred shares and warrants, will at no time exceed $200.

In connection therewith, in March 2009, certain affiliates of Apollo extended a $100 term loan to the Company and an affiliate of the Company (the “Term Loan”). The Term Loan will mature on December 31, 2011 with interest at adjusted LIBOR plus 2.25% per annum. Interest expense incurred during the year ended December 31, 2009 on the Term Loan was $3. In addition, in December 2009 the Company sold $104 of trade accounts receivable to affiliates of Apollo for net cash of $94, ($10 remains held in a reserve account at December 31, 2009). See Note 8 for a description of the Company’s sale of trade accounts receivable. The available borrowings under these liquidity facilities at December 31, 2009 were $6. This amount will increase on a dollar for dollar basis as the $104 of sold receivables are collected.

Purchase of Momentive Specialty Chemicals Holdings LLC debt

In April 2009, the Company purchased $180 in face value of the outstanding LLC PIK Facility for $24, including accrued interest. The loan receivable from Momentive Specialty Chemicals Holdings LLC has been recorded at its acquisition value of $24 as an addition to the Company’s shareholder deficit as Momentive Specialty Chemicals Holdings LLC is the Company’s parent. In addition, at December 31, 2009 the Company has not recorded accretion of the purchase discount or interest income as ultimate receipt of these cash flows is under the control of Momentive Specialty Chemicals Holdings LLC. The Company will continue to assess the collectibility of these cash flows to determine future amounts to record, if any.

Other Transactions and Arrangements

The Company sells products to certain Apollo affiliates. These sales were $2, $7 and $7 for the years ended December 31, 2009, 2008 and 2007, respectively. Accounts receivable from these affiliates were less than $1 at December 31, 2009 and 2008. The Company also purchases raw materials and services from certain Apollo affiliates. These purchases were $8, $3 and $8 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company had accounts payable to Apollo affiliates of $2 and less than $1 at December 31, 2009 and 2008.

7. Goodwill and Intangible Assets

The Company’s gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31:

	2009				2008
	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
Epoxy and Phenolic Resins	$88	$—	$5	$93	$88	$—	$3	$91
Formaldehyde and Forest Products	80	—	(3)	77	79	—	(7)	72
Performance Products	7	—	—	7	7	—	—	7
Coatings and Inks	10	(10)	—	—	10	(10)	—	—

	$185	$(10)	$2	$177	$184	$(10)	$(4)	$170

The changes in the net carrying amount of goodwill by segment for the years ended December 31, 2009 and 2008 are as follows:

	Epoxy and Phenolic Resins	Formaldehyde and Forest Products	Performance Products	Coatings and Inks	Total
Goodwill balance at December 31, 2007	$109	$76	$10	$11	$206
Impairments	—	—	—	(10)	(10)
Purchase accounting adjustments	(14)	(1)	—	(1)	(16)
Foreign currency translation	(4)	(3)	(3)	—	(10)

Goodwill balance at December 31, 2008	91	72	7	—	170
Purchase accounting adjustments	—	1	—	—	1
Foreign currency translation	2	4	—	—	6

Goodwill balance at December 31, 2009	$93	$77	$7	$—	$177

Goodwill impairment charges for the year ended December 31, 2008 of $10 were recognized in the Coatings and the Inks reporting units as a result of the continued weakness in the housing and construction markets and competitive pressures in these reporting units resulting in lower future reporting unit earnings and cash flows than previously projected. The amount of the charge was determined using a probability weighted market approach using EBITDA multiples and an income approach using discounted cash flows. The entire goodwill balances in the Coatings and the Inks reporting units have been impaired as the implied fair value of the reporting units’ goodwill was zero.

Purchase accounting adjustments in 2008 in the Epoxy and Phenolic Resins segment are a result of changes in estimates about the tax treatment of transaction costs in the Bakelite Transaction that were ultimately allowed by the taxing authority.

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31:

	2009			2008
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets:
Patents and technology	$117	$(48)	$69	$123	$(48)	$75
Customer lists and contracts	104	(36)	68	110	(35)	75
Other	27	(5)	22	28	(6)	22

	$248	$(89)	$159	$261	$(89)	$172

The impact of foreign currency translation on intangible assets is included in accumulated amortization.

During the year ended December 31, 2009, the Company wrote off gross carrying amount of $12 of fully amortized intangible assets that no longer provided economic benefits to the Company.

During the year ended December 31, 2008, the Company recorded an $8 charge in the Epoxy and Phenolic Resins segment for the impairment of tradenames from which cash flows are no longer generated. This amount is included in Asset impairments on the Consolidated Statements of Operations.

Total intangible amortization expense for the years ended December 31, 2009, 2008 and 2007 was $18, $20 and $18, respectively.

Estimated annual intangible amortization expense for 2010 through 2014 is as follows:

2010	$19
2011	17
2012	16
2013	16
2014	16

8. Transfers of Financial Assets

In December 2009, the Company entered into accounts receivable purchase and sale agreements to sell $104 of its trade accounts receivable to affiliates of Apollo on terms which management believes were more favorable to the Company than could have been obtained from an unaffiliated party. Under the terms of the agreements, the receivables were sold at a discount relative to their carrying value in exchange for all interests in such receivables; the Company retained the obligation to service the collection of the receivables on the purchasers’ behalf; and the purchasers’ deferred payment of a portion of the receivables purchase price and established a reserve account with the proceeds. The reserve account is used to reimburse the purchasers for credit and collection risk and remaining amounts are paid to the Company after receipt of all collections on the purchased receivables. Other than amounts held in the reserve account, the purchasers bear all credit risk on the purchased receivables.

These accounts receivable purchase and sale agreements were accounted for as sales-type transfers. Losses recorded on these sales were $1 and less than $1 for the years ended December 31, 2009 and 2008, respectively, and are included in Other operating expense, net in the Consolidated Statements of Operations. Fees for the servicing were less than $1 for the years ended December 31, 2009 and 2008.

The Apollo affiliates that purchased trade accounts receivable from the Company are variable interest entities. At December 31, 2008, the Company was the primary beneficiary of one of these variable interest entities and $14 of Cash and cash equivalents, $10 of Accounts receivable and $24 of Noncontrolling interests were included in the Company’s 2008 Consolidated Financial Statements related to the consolidation of this variable interest entity. In 2009, this arrangement concluded and the Company was no longer the primary beneficiary of this entity. As a result, the Company deconsolidated the entity from its Consolidated Financial Statements at the end of the first quarter of 2009.

9. Fair Value and Financial Instruments

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 primarily consists of financial instruments traded on exchange or futures markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those derivative instruments transacted primarily in over the counter markets.

•	Level 3: Unobservable inputs, for example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	Fair Value Measurements Using			Total
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)

December 31, 2009
Derivative liabilities	$—	$(35)	$—	$(35)

December 31, 2008
Derivative liabilities	(3)	(41)	—	(44)

The Company calculates the fair value of its derivative liabilities using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2009, the Company reduced its derivative liabilities $1 for its nonperformance risk. As a significant portion of the Company’s derivative liabilities are cash flow hedges, $1 and $10 was recognized in Accumulated other comprehensive income at December 31, 2009 and 2008, respectively.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

Following is a summary of losses as a result of the Company measuring assets at fair value on a non-recurring basis during the year ended December 31, 2009:

Year ended December 31, 2009
Long-lived assets held and used	$(11)
Long-lived assets held for sale	(1)
Long-lived assets held for disposal/abandonment	(38)

Total	$(50)

As part of the Company’s productivity initiatives, the Company decided to indefinitely idle certain production lines. Long-lived assets with a carrying value of $58 were written down to fair value of $8, resulting in an impairment charge of $50 for the year ended December 31, 2009. These long-lived assets were valued based on appraisals from third parties or using discounted cash flow analysis based on assumptions that market participants would use. Key inputs in the model included projected revenues and manufacturing costs associated with these long-lived assets.

Derivative Financial Instruments

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk, interest rate risk and commodity price risk. The Company does not hold or issue derivative financial instruments for trading purposes.

The following table summarizes the Company’s derivative financial instruments as of December 31, which are recorded as Other current liabilities in the Consolidated Balance Sheets:

	2009				2008
Liability Derivatives	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Liability	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Liability
Derivatives designated as hedging instruments
Interest Rate Swaps
Interest swap – 2006	—	—	$—	$—	182	—	$500	$(9)
Interest swap – 2007	366	—	650	(28)	731	—	350	(27)

Total derivatives designated as hedging instruments				$(28)				$(36)

Derivatives not designated as hedging instruments
Foreign Exchange and Interest Rate Swaps
Cross-Currency and Interest Rate Swap	638	1.2038	$25	$(5)	1,003	1.2038	$25	$(4)
Interest Rate Swap
Interest swap - Australia Multi-Currency Term	729	—	23	(1)	1,094	—	24	(1)
Commodity Contracts
Electricity contracts	—	—	3	(1)	—	—	—	—
Natural gas contracts	546	—	1	—	—	—	—	—
Natural gas futures	—	—	3	—	—	—	11	(3)

Total derivatives not designated as hedging instruments				$(7)				$(8)

The following tables summarize gains and losses recognized on the Company’s derivative financial instruments:

Derivatives in Cash Flow Hedging Relationship	Amount of Loss Recognized in OCI on Derivative for the year ended December 31:			Location of Loss Reclassified from Accumulated OCI into Income	Amount of Loss Reclassified from Accumulated OCI into Income for the year ended December 31:
	2009	2008	2007		2009	2008	2007
Interest Rate Swaps
Interest swap – 2006	$—	$(8)	$(7)	Interest expense, net	$(8)	$(10)	$—
Interest swap – 2007	(15)	(16)	(14)	Interest expense, net	(22)	(4)	—

Total	$(15)	$(24)	$(21)		$(30)	$(14)	$—

Derivatives Not Designated as Derivative Instruments	Amount of (Loss) Gain Recognized in Income on Derivative for the year ended December 31:			Location of (Loss) Gain Recognized in Income on Derivative
	2009	2008	2007
Foreign Exchange and Interest Rate Swaps
Cross-Currency and Interest Rate Swap	$(1)	$26	$(32)	Other non-operating expense, net
Interest Rate Swap
Interest swap – Australia Multi-Currency Term	—	(2)	1	Other non-operating expense, net
Commodity Contracts
Electricity contracts	(1)	—	—	Cost of sales
Natural gas contracts	—	—	—	Cost of sales
Natural gas futures	(3)	(3)	(2)	Cost of sales

Total	$(5)	$21	$(33)

Foreign Exchange Rate Swaps

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

In 2005, The Company entered into a three-year $289 cross-currency and interest rate swap agreement structured for a non-U.S. subsidiary’s $290 U.S. dollar denominated floating rate term loan. The swap was designed to offset balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations on the term loan. The euro to U.S. dollar exchange rate under the swap agreement was 1.2038. The Company paid a variable rate equal to Euribor plus 271 basis points. The Company received a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. In 2008, the Company paid $29 to settle a portion of its cross-currency and interest rate swaps, which matured in 2008. The Company paid a weighted average interest rate of 7.5% and 6.9% and received a weighted average interest rate of 5.9% and 7.9% in 2008 and 2007, respectively.

The remaining portion of the cross-currency and interest rate swap was renegotiated and amended with the respective counterparties, effective September 30, 2008, in order to offset the ongoing balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations of a non-U.S. subsidiary’s U.S. dollar denominated floating rate term loan. The amended swap agreement requires the Company to sell euros in exchange for U.S. dollars at a rate of 1.2038. The Company also will pay a variable rate equal to Euribor plus 390 basis points and will receive a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The amount the Company receives under this agreement is approximately equal to the non-U.S. subsidiary’s interest rate on its $290 term loan. This amended swap agreement has an initial notional amount of $25 that amortizes quarterly on a straight line basis to $24, prior to maturing on September 30, 2011. The Company paid a weighted average interest rate of 5.5% and 8% and received a weighted average interest rate of 3.4% and 6.3% on these amended swap agreements in 2009 and 2008, respectively.

Interest Rate Swaps

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

In May 2006, the Company entered into interest rate swap agreements with two counterparties. These swaps are three-year agreements designed to offset the cash flow variability that results from interest rate fluctuations on the Company’s variable rate debt. The initial aggregate notional amount of the swaps is $1,000, which amortizes quarterly based on the expected payments on the Company’s term loan. As a result of the interest rate swaps, the Company pays a fixed rate equal to approximately 7.6% per year and receives a variable rate based on the terms of the underlying debt. The Company accounts for the swaps as qualifying cash flow hedges. These swap agreements matured and were terminated during 2009.

In January 2007, the Company entered into a three-year interest rate swap agreement designed to offset cash flow variability associated with interest rate fluctuations on the Company’s variable rate debt. This swap became effective January 1, 2008. The initial notional amount of the swap is $300, but will increase to $700 before being amortized down to $375. As a result of the interest rate swap, the Company pays a fixed rate equal to approximately 7.2% per year and receives a variable rate based on the terms of the underlying debt. The Company accounts for this swap as a qualifying cash flow hedge.

In February 2007, the Company financed the Orica A&R Acquisition with proceeds of approximately $70 from a new five-year Australian Multi-Currency Term / Working Capital Facility. To effectively fix the interest rate on approximately $30 of this facility, the Company entered into interest rate swap agreements with two counterparties for an initial notional amount of AUD $35, which amortizes quarterly based on the expected loan payments. The swap agreements terminate December 30, 2011. The Company pays a fixed interest rate of 6.6% and receives a floating rate based on the terms of the underlying debt. The Company has not applied hedge accounting to this derivative instrument.

Commodity Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol, urea, acetone, propylene and chlorine. For these commodity raw materials, the Company has purchase contracts in place that contain periodic price adjustment provisions. The Company also adds selling price provisions to certain customer contracts that are indexed to publicly available indices for the associated commodity raw materials. The board of directors approves all commodity futures and commodity commitments based on delegation of authority documents.

The Company hedges a portion of its natural gas purchases for certain North American plants. The Company used futures contracts to hedge 70%, 72% and 77% of its 2009, 2008 and 2007 natural gas usage at these plants, respectively. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. We also enter into fixed price forward contracts for the purchase of natural gas and electricity at certain of our manufacturing plants to offset the risk associated with increases in the prices of the underlying commodities.

The Company does not apply hedge accounting to these future and forward contracts. The Company recognizes gains and losses each month as the gas and electricity is used. Remaining obligations are marked to market on a quarterly basis.

Non-derivative Financial Instruments

The following table includes the carrying amount and fair value of the Company’s non-derivative financial instruments as of December 31:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Debt	$3,510	$3,059	$3,859	$1,346

Fair values of debt are determined from quoted, observable market prices, where available, based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. The carrying amounts of cash and cash equivalents, accounts receivable, accounts and drafts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

10. Debt and Lease Obligations

Debt outstanding at December 31 is as follows:

	2009		2008
	Long- Term	Due Within One Year	Long- Term	Due Within One Year
Non-affiliated debt:
Senior Secured Credit Facilities:
Revolving facility due 2011 at 3.0% and 5.0% at December 31, 2009 and 2008, respectively	$36	$—	$180	$—
Floating rate term loans due 2013 at 2.6% and 5.5% at December 31, 2009 and 2008, respectively	2,211	23	2,231	23
Senior Secured Notes:
Floating rate second-priority senior secured notes due 2014 at 4.8% and 6.6% at December 31, 2009 and 2008, respectively	120	—	200	—
9.75% Second-priority senior secured notes due 2014	533	—	625	—
Debentures:
9.2% debentures due 2021	74	—	115	—
7.875% debentures due 2023	189	—	247	—
8.375% sinking fund debentures due 2016	62	—	78	—
Other Borrowings:
Australia Multi-Currency Term / Working Capital Facility due 2011 at 4.1% and 8.9% at December 31, 2009 and 2008, respectively	46	8	43	7
Brazilian bank loans at 10.6% and 8.1% at December 31, 2009 and 2008, respectively	30	35	—	27
Industrial Revenue Bonds due 2009 at 10%	—	—	—	34
Capital Leases	14	1	14	1
Other at 3.7% and 7.0% at December 31, 2009 and 2008, respectively	13	11	13	21

Total non-affiliated debt	3,328	78	3,746	113
Affiliated debt:
Affiliated borrowings due on demand at 4.6%	—	4	—	—
Affiliated term loan due 2011 at 2.6% at December 31, 2009	100	—	—	—

Total affiliated debt	100	4	—	—

Total debt	$3,428	$82	$3,746	$113

Senior Secured Credit Facilities

The terms of the amended Senior Secured Credit Facilities include a seven-year $2,300 term loan facility, a seven-year $50 synthetic letter of credit facility (“LOC”) and access to a five-year $225 revolving credit facility. Each is subject to an earlier maturity date, on any date that more than $200 in the aggregate principal amount of certain of the Company’s debt will mature within 91 days of that date. Repayment of 1% total per year of the term loan and LOCs must be made (in the case of the term loan facility, quarterly, and in the case of the LOC, annually) with the balance payable at the final maturity date. Further, the Company may be required to make additional repayments on the term loan, upon specific events, or if excess cash flow is generated. The terms of the Senior Secured Credit Facilities also include $200 in available incremental term loan borrowings.

The interest rates for term loans to the Company under the amended Senior Secured Credit Facilities are based on, at the Company’s option, (a) adjusted LIBOR plus 2.25% or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (“JPMCB”) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 0.75%. Term loans to the Company’s Netherlands subsidiary are at the Company’s option; (a) EURO LIBOR plus 2.25% or (b) the rate quoted by JPMCB as its base rate for those loans plus 0.75%.

The amended Senior Secured Credit Facilities have commitment fees (other than with respect to the LOC) equal to 0.50% per year of the unused line plus a fronting fee of 0.25% of the aggregate face amount of outstanding letters of credit. The LOC has a commitment fee of 0.10% per year. Available borrowings under the amended Senior Secured Credit Facilities were $183 at December 31, 2009.

Certain Company subsidiaries guarantee obligations under the amended Senior Secured Credit Facilities. The amended Senior Secured Credit Facilities and certain notes are secured by certain assets of the Company and the subsidiary guarantors, subject to certain exceptions.

The credit agreement contains, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the Amended Senior Secured Credit Facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, most covenant defaults, events of bankruptcy and a change of control.

The Company amended its credit facilities in June 2007, November 2006 and May 2006. For the year ended December 31, 2006, the Company incurred financing costs of $38, which are included within Other assets on the Consolidated Balance Sheets and are being amortized over the life of the related debt.

Recent Developments

On December 10, 2009, the Company renewed its revolving facility commitments from lenders under the Senior Secured Credit Facility, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments (“Revolver Extension”). The new commitments will mature 91 days prior to the May 5, 2013 maturity date of the term loans under the Senior Secured Credit Facility. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The extension also includes a 2.00% ticking fee to be paid quarterly on committed amounts until the revolver facility is effective. The terms and conditions of the Company’s existing revolving credit facility will remain in effect, and are unaltered by the new extension, including but not limited to the interest rate. Committing lenders were paid a 2.00% commitment and a structuring fee totaling $5, which is deferred at December 31, 2009 and included within Other assets on the Consolidated Balance Sheets. The amounts will be amortized over the life of the newly extended facility.

During the first quarter of 2010, the Company amended its Senior Secured Credit Facilities. Under the amendment and restatement, the Company extended the maturity of approximately $957 of its term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. In addition to, and in connection with, this amendment agreement, the Company issued $1,000 aggregate principal amount of 8.875% senior secured notes due 2018. The Company used the net proceeds of $993 ($1,000 less original issue discount of $7) from the issuance to repay $800 of its U.S. term loans under the Senior Secured Credit Facility, pay certain related transaction costs and expenses, and provide incremental liquidity of $162. Collectively, these transactions are referred to as the “Amendment and Offering Transactions.”

The 8.875% senior secured notes are secured by the same collateral as the Company’s existing second-priority senior secured notes, but the priority of the collateral liens securing the 8.875% senior secured notes is senior to the collateral liens securing the existing second-priority senior secured notes, and is junior to the collateral liens securing the Company’s Senior Secured Credit Facility.

Senior Secured Notes

In November 2006, the Company, through its wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, sold $200 of Floating rate second-priority senior secured notes due 2014 and $625 of 9.75% Second-priority senior secured notes due 2014.

Debentures

	Origination Date	Interest Payable	Early Redemption
9.2% debentures due 2021	March 1991	March 15 September 15	None

7.875% debentures due 2023	May 1993	February 15 August 15	None

8.375% sinking fund debentures due 2016	April 1986	April 15 October 15	April 2006

The 8.375% Debentures have a sinking fund requirement of $20 per year from 2007 to 2015. Previous buybacks of Debentures allows the Company to fulfill sinking fund requirements through 2013.

Other Borrowings

In the first quarter of 2007, the Company financed the Orica A&R Acquisition with approximately $70 of proceeds from a new five-year Australian Multi-Currency Term / Working Capital Facility. The facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin.

The Brazilian bank loans represent various bank loans primarily for working capital purposes and to finance plant expansions.

The $34 Parish of Ascension Industrial Revenue Bonds (“IRBs”) were related to the purchase, construction and installation of air and water pollution control equipment at facilities that are no longer owned by the Company. In the fourth quarter of 2009 the Company redeemed the $34 in face value of the IRB’s for $33 and recognized a net gain on extinguishment of debt of $1.

The Company’s capital leases are included in debt on the Consolidated Balance Sheets and range from one to forty-nine year terms for vehicles, equipment, pipeline, land and buildings. The Company’s operating leases consist primarily of vehicles, equipment, tank cars, land and buildings.

In addition, the Company finances certain insurance premiums. Short-term borrowings under this arrangement were $4 and $7 at December 31, 2009 and 2008, respectively.

Debt Buybacks

During the year ended December 31, 2009, the Company purchased and extinguished $298 in face value of outstanding debt for $72. The $298 face value of repurchased debt securities consisted of $92 of the Company’s 9.75% second-priority senior secured notes due 2014, $80 of the Company’s floating rate second-priority senior secured notes due 2014, $16 of the Company’s 8.375% unsecured debentures due 2016, $42 in face value of the Company’s 9.200% unsecured debentures due 2021, $58 in face value of our 7.875% unsecured debentures due 2023 and $10 of the Company’s IRBs due 2009. In connection with these purchases, the Company recognized a net gain on extinguishment of debt of $224 for the year ended December 31, 2009.

Scheduled Maturities

Aggregate maturities of total debt, minimum payments under capital leases and minimum rentals under operating leases at December 31, 2009 for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2010	$81	$29	$2
2011	210	22	2
2012	29	16	2
2013	2,182	12	2
2014	677	9	2
2015 and thereafter	316	27	15

Total minimum payments	$3,495	$115	$25

Less: Amount representing interest			(10)

Present value of minimum payments			15

Rental expense under operating leases amounted to $36, $38 and $31 in the years ended December 31, 2009, 2008 and 2007, respectively.

Covenant Compliance

At December 31, 2009 the Company was not in compliance with the Adjusted EBITDA to Fixed Charges Ratio which requires a ratio of greater than 2.0 to 1.0 under the indenture that governs our Second-Priority Senior Secured Notes. Non-compliance with this incurrence test does not represent an event of default. However, based on non-compliance with this test, we may not be able to incur future debt outside of our revolving facility or make acquisitions in certain circumstances.

The Company is currently in compliance with all terms of its outstanding indebtedness under its Senior Secured Credit Facility, including the senior secured bank leverage ratio. A failure to comply with the Company’s senior secured bank leverage ratio contained within its Senior Secured Credit Facility, could result in a default, which if not cured or waived, could have a material adverse effect on the Company’s business and financial condition. The Company’s Senior Secured Credit Facility permits a default in its senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of Momentive Specialty Chemicals Holdings LLC, the Company’s parent. The cure amount can be no greater than the amount required for purposes of complying with the covenant, and in each four quarter period, the cure right can only be exercised in three quarters. Any amounts of Apollo’s $200 committed financing (see Note 6) converted to equity to cure a default will reduce the amount of available financing remaining under the $200 financing.

11. Guarantees, Indemnifications and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies for designated research and development projects. These guarantees or indemnifications are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer for liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers to be probable and reasonably estimable. The amounts recorded at December 31, 2009 and 2008 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees, nor is the Company able to estimate the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.

Our corporate charter also requires us to indemnify, to the extent allowed by New Jersey state corporate law, our directors and officers as well as directors and officers of our subsidiaries and other agents against certain liabilities and expenses incurred by them in carrying out their obligations.

Apollo Indemnification

In March 2009, Momentive and affiliates of Apollo entered into an indemnification agreement. This agreement provides that the Company will indemnify affiliates of Apollo, and affiliates of Apollo will indemnify the Company, against any liabilities arising from actions brought by our respective insurance providers against the other as a result of claims paid on the Huntsman settlement. See Note 6 for additional information regarding indemnification provided by the Company to Apollo under the Management Consulting Agreement.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

12. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation at the federal, state and local levels as well as foreign laws and regulations, and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2009 and 2008.

	Number of Sites		Liability		Range of Reasonably Possible Costs
Site Description	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008	Low	High
Geismar, LA	1	1	$17	$17	$10	$25
Superfund and offsite landfills – allocated share:
Less than 1%	27	25	1	1	1	2
Equal to or greater than 1%	12	13	7	8	5	13
Currently-owned	22	19	11	9	6	19
Formerly-owned:
Remediation	10	9	2	2	2	12
Monitoring only	7	7	1	1	1	2

	79	74	$39	$38	$25	$73

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2009 and 2008, $13 and $10, respectively, have been included in Other current liabilities in the Consolidated Balance Sheets with the remaining amount included in Other long-term liabilities.

Following is a discussion of the Company’s environmental liabilities and the related assumptions at December 31, 2009:

Geismar, LA Site—The Company formerly owned a basic chemicals and polyvinyl chloride business that was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest, the general partner interest and the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations for soil and groundwater contamination at BCPOLP’s Geismar, Louisiana site. The Company bears the sole responsibility for these obligations because there are no other potentially responsible parties (“PRP”) or third parties from whom the Company could seek reimbursement.

A groundwater pump and treat system to remove contaminants is operational, and natural attenuation studies are proceeding. If closure procedures and remediation systems prove to be inadequate, or if additional contamination is discovered, costs that would approach the higher end of the range of possible outcomes could result.

Due to the long-term nature of the project, the reliability of timing and the ability to estimate remediation payments, a portion of this liability was recorded at its net present value, assuming a 3% discount rate and a time period of 28 years. The range of possible outcomes is discounted in a similar manner. The undiscounted liability, which is expected to be paid over the next 28 years, is approximately $24. Over the next five years, the Company expects to make ratable payments totaling $6.

Superfund Sites and Offsite Landfills—The Company is currently involved in environmental remediation activities at a number of sites for which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act or similar state “superfund” laws. The Company anticipates approximately 50% of the estimated liability for these sites will be paid within the next five years, with the remainder over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and as a result, has little control over the costs and timing of cash flows.

The Company’s ultimate liability will depend on many factors including its share of waste volume, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation and the availability of insurance coverage. The range of possible outcomes takes into account the maturity of each project, resulting in a more narrow range as the project progresses. To estimate both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at a number of locations that it currently owns, of which eight sites are no longer in operation. As the Company is performing a portion of the remediation on a voluntary basis, it has some control over the costs to be incurred and the timing of cash flows. The Company expects to pay approximately $8 of these liabilities within the next five years, with the remainder over the next ten years. The factors influencing the ultimate outcome include the methods of remediation elected, the conclusions and assessment of site studies remaining to be completed, and the time period required to complete the work. No other parties are responsible for remediation at these sites.

Formerly-Owned Sites—The Company is conducting environmental remediation at a number of locations that it formerly owned. The final costs to the Company will depend on the method of remediation chosen and the level of participation of third parties.

In addition, the Company is responsible for a number of sites that require monitoring where no additional remediation is expected. The Company has established reserves for costs related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. The ultimate cost to the Company will be influenced by fluctuations in projected monitoring periods or by findings that are different than anticipated.

Indemnifications—In connection with the acquisition of certain of the Company’s operating businesses, the Company has been indemnified by the sellers against certain liabilities of the acquired businesses, including liabilities relating to both known and unknown environmental contamination arising prior to the date of the purchase. The indemnifications may be subject to certain exceptions and limitations, deductibles and indemnity caps. While it is reasonably possible that some costs could be incurred, except for those sites identified above, the Company has inadequate information to allow it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

The Company is involved in various legal proceedings in the ordinary course of business and has reserves of $29 and $27 at December 31, 2009 and December 31, 2008, respectively, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. At December 31, 2009 and December 31, 2008, $26 and $23, respectively, have been included in Other current liabilities in the Consolidated Balance Sheets with the remaining amount included in Other long-term liabilities.

Following is a discussion of significant non-environmental legal proceedings:

Matters Related to the Terminated Merger Agreement with Huntsman Corporation—

On July 17, 2008, an individual Huntsman shareholder filed suit against the Company, Craig O. Morrison, President and Chief Executive Officer, and Joshua J. Harris, Director, in the United States District Court in the Southern District of New York related to matters arising out of the Huntsman Agreement (the “New York Shareholder Action”). The plaintiff in the New York Shareholder Action sought to represent a class of purchasers of Huntsman common stock between May 14, 2008 and June 18, 2008 (the “Class Period”). The complaint alleged that the defendants disseminated false and misleading statements and failed to disclose material facts regarding the merger during the Class Period in violation of U.S. securities laws. In October 2009, the parties reached a settlement agreement which includes payment by the Company of $18. At December 31, 2009, the Company had accrued a liability of $18, which is included in Terminated merger and settlement (income) expense, net in the Consolidated Statements of Operations. In January 2010, the Company negotiated a resolution with its director and officer liability insurance carrier for payment of $8 of the total settlement. The Company will record the $8 resolution from its director and officer liability insurance carrier in January 2010.

On September 30, 2009, the Company received a letter from counsel for affiliates of Credit Suisse and Deutsche Bank which demanded payment of the Banks’ legal fees claimed to be in excess of $60 incurred in various litigations associated with the terminated merger of the Company and Huntsman. The Company has rejected the Banks’ demand citing not only the Banks’ material breach of their commitment to fund the merger, but among other things, the Banks’ failure to obtain The Company’s approval of its settlement with Huntsman, the failure to provide a release for any and all liabilities in favor of the Company and the unreasonable amount of the fees sought. At this time, there is inadequate information from which to estimate a potential range of liability, if any.

Brazil Tax Claim—In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the subsidiary filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the subsidiary filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the subsidiary. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was denied but the Annulment action is being pursued. The Company has pledged certain properties and assets in Brazil during the pendency of the Annulment action in lieu of paying the assessment. The Company continues to believe it has a strong defense against the assessment and does not believe a loss contingency is probable. At December 31, 2009, the amount of the assessment, including tax, penalties, monetary correction and interest, is 64 Brazilian reais, or approximately $37.

Formosa Plant—Several lawsuits were filed in Sangamon County, Illinois in May 2006 against the Company on behalf of individuals injured or killed in an explosion at a Formosa Plastics Corporation (“Formosa”) plant in Illiopolis, Illinois that occurred on April 23, 2004. The Company sold the facility in 1987. The facility was operated by BCPOLP until it was sold to Formosa out of BCPOLP’s bankrupt estate in 2002. In March 2007, an independent federal agency found that operator errors caused the explosion, but that current and former owners could have implemented systems to minimize the impacts from these errors. In March 2008, the Company filed a motion for summary judgment, which is still pending. At this time there is inadequate information from which to estimate a potential range of liability, if any.

Hillsborough County—The Company is named in a lawsuit filed on July 12, 2004 in Hillsborough County, Florida Circuit Court, for an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and it alleges various injuries from exposure to toxic chemicals. The Company does not have adequate information from which to estimate a potential range of liability, if any. The court dismissed a similar lawsuit brought on behalf of a class of plaintiffs in November 2005.

Environmental Institution of Paraná IAP—On August 25, 2009, Governo Do Paraná and the Environmental Institution of Paraná IAP, an environmental agency of the Brazilian government, provided Hexion Quimica Industria, our Brazilian subsidiary, with notice of a potential fine of up to $11 in connection with alleged environmental damages to the Port of Paranagua caused in November 2004 by an oil spill from a shipping vessel carrying methanol purchased by the Company. The investigation as to the cause of the accident has not been finalized. In early October 2009, the Company was granted an injunction precluding the imposition of any fines or penalties by the Paraná IAP. Should the injunction be appealed, the Company believes it has a strong defense and does not believe a loss contingency is probable.

Other Legal Matters—The Company is involved in various other product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in addition to those described above, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The Company does not believe that it has a material exposure for these claims and believes it has adequate reserves and insurance to cover pending and foreseeable future claims.

Other Commitments and Contingencies

The Company entered into contractual agreements with Shell and other third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company entered into contractual agreements with Shell and other third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas.

The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2010	$174
2011	86
2012	58
2013	40
2014	31
2015 and beyond	99

Total minimum payments	488
Less: Amount representing interest	(53)

Present value of minimum payments	$435

13. Pension and Non-Pension Postretirement Benefit Plans

The Company sponsors defined benefit pension plans covering most U.S. employees and certain non-U.S. employees primarily in Canada, Netherlands, Germany, France, Belgium and Malaysia. Benefits under these plans are generally based on eligible compensation and / or years of credited service. Retirement benefits in other foreign locations are primarily structured as defined contribution plans. Effective June 30, 2009, the Company froze the benefits for the non-bargained and some of the bargained participants in the U.S. pension plans. The Company has replaced this benefit with an additional annual employer contribution to the existing defined contribution plan.

The Company also provides non-pension postretirement benefit plans to certain U.S. employees, to Canadian employees and to certain employees in the Netherlands. The U.S. benefit primarily consists of a life insurance benefit for retirees, for which the premiums are paid by the Company. In addition, some U.S. participants are offered the same medical plans as active employees; however, for most participants, the premiums are paid by the retiree. The Canadian plans provide retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Netherlands’ plan provides a lump sum payment at retirement.

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2009		2008		2009		2008
	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Change in Benefit Obligation
Benefit obligation at beginning of year	$276	282	$283	286	$13	4	$14	6
Service cost	4	8	6	8	—	—	—	—
Interest cost	17	16	16	16	1	—	1	—
Actuarial losses (gains)	6	—	(7)	(6)	—	—	(1)	(1)
Foreign currency exchange rate changes	—	10	—	(16)	—	1	—	(1)
Benefits paid	(21)	(8)	(23)	(8)	(1)	—	(1)	—
Plan amendments	—	—	1	—	—	—	—	—
Plan curtailments / settlements	(11)	(1)	—	—	—	—	—	—
Employee contributions	—	1	—	1	—	—	—	—
Transfers in	—	—	—	1	—	—	—	—

Benefit obligation at end of year	271	308	276	282	13	5	13	4
Change in Plan Assets
Fair value of plan assets at beginning of year	156	162	223	149	—	—	—	—
Actual return on plan assets	38	7	(65)	2	—	—	—	—
Foreign currency exchange rate changes	—	6	—	(9)	—	—	—	—
Employer contributions	12	21	21	26	1	—	1	—
Benefits paid	(21)	(8)	(23)	(8)	(1)	—	(1)	—
Employee contributions	—	1	—	1	—	—	—	—
Transfers in	—	—	—	1	—	—	—	—

Fair value of plan assets at end of year	185	189	156	162	—	—	—	—

Funded status of the plan at end of year	$(86)	$(119)	$(120)	$(120)	$(13)	$(5)	$(13)	$(4)

	Pension Benefits				Non-Pension Postretirement Benefits
	2009		2008		2009		2008
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$6	$—	$—	$—	$—	$—	$—
Other current liabilities	(1)	(4)	—	(4)	(1)	—	(1)	—
Long-term pension and post employment benefit obligations	(85)	(121)	(120)	(116)	(12)	(5)	(12)	(4)
Accumulated other comprehensive loss (income)	138	16	175	12	(35)	(2)	(47)	(5)

Net amounts recognized	$52	$(103)	$55	$(108)	$(48)	$(7)	$(60)	$(9)
Amounts recognized in Accumulated other comprehensive loss (income) at December 31 consist of:
Net actuarial loss (gain)	$138	$11	$176	$3	$(5)	$(2)	$(6)	$(3)
Net prior service cost (benefit)	—	7	(1)	9	(30)	(1)	(41)	(2)
Deferred income taxes	—	(2)	—	—	—	1	—	—

Net amounts recognized	$138	$16	$175	$12	$(35)	$(2)	$(47)	$(5)

Accumulated benefit obligation	$270	$295	$265	$265
Accumulated benefit obligation for funded plans	268	179	262	157
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$271	$131	$276	$123
Aggregate accumulated benefit obligation	270	125	265	115
Aggregate fair value of plan assets	185	7	156	6
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$271	$137	$276	$282
Aggregate fair value of plan assets	185	12	156	162

The net accumulated unrecognized actuarial losses relating to the U.S. plans were reduced by $24 for favorable gains on assets versus expected returns during the year ended December 31, 2009. In addition, the net accumulated unrecognized actuarial losses for the U.S. plans decreased by approximately $11 due to curtailments resulting from the plan freezes, which more than offset the unrecognized actuarial loss of $6 relating to the decrease in the discount rate at December 31, 2009 and unfavorable experience. Actuarial losses of $8 for the Non-U.S. plans at December 31, 2009 primarily resulted from unfavorable asset experience and other adjustments.

The foreign currency impact reflected in these rollforward tables are primarily for changes in the euro and Canadian dollar versus the U.S. dollar.

The Pension Protection Act of 2006 (the “2006 PPA”) provides for minimum funding levels on U.S. plans, and plans not meeting the minimum funding requirement may be subject to certain restrictions. During 2009, the Company’s most significant U.S. pension plan was under the minimum funding level as measured under the 2006 PPA, resulting in restrictions on lump sum payments to 50%.

Following are the components of net pension and non-pension postretirement expense (benefit) recognized by the Company for the years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007
Service cost	$4	$6	$6	$8	$8	$8
Interest cost on projected benefit obligation	17	16	15	16	16	13
Expected return on assets	(14)	(18)	(17)	(10)	(9)	(8)
Amortization of prior service cost	—	—	—	1	1	1
Recognized actuarial loss (gain)	9	8	9	(1)	—	2
Curtailment (gain) loss	(1)	—	—	1	—	—

Net expense	$15	$12	$13	$15	$16	$16

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007
Service cost	$—	$—	$—	$—	$—	$—
Interest cost on projected benefit obligation	1	1	1	—	—	—
Amortization of prior service benefit	(11)	(11)	(12)	—	—	—
Recognized actuarial gain	(1)	—	—	—	(1)	(1)
Settlement gain	—	—	—	(1)	—	(1)

Net benefit	$(11)	$(10)	$(11)	$(1)	$(1)	$(2)

The curtailment gain recognized on U.S. pension benefits during the year ended December 31, 2009 related to the U.S. plan freeze previously discussed. The curtailment loss recognized on non-U.S. pension benefits during the year ended December 31, 2009 related to the impact of planned workforce reductions on the Company’s pension plan in the Netherlands. The settlement gains recognized during the years ended December 31, 2009 and 2007 for non-pension postretirement plans resulted from lump sum payments made under the Company’s plan offered to certain associates in the Netherlands.

The following amounts were recognized in other comprehensive income during the year ended December 31, 2009:

	Non-Pension
	Pension Benefits		Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial (gains) losses arising during the year	(29)	7	—	1	(29)	8
Amortization of prior service benefit (cost)	1	(2)	11	1	12	(1)
Amortization of net (losses) gains	(9)	1	1	—	(8)	1

(Gain) loss recognized in other comprehensive income	(37)	6	12	2	(25)	8
Deferred income taxes	—	(1)	—	—	—	(1)

(Gain) loss recognized in other comprehensive income, net of tax	(37)	5	12	2	(25)	7

The amounts in Accumulated other comprehensive income that are expected to be recognized as components of net periodic benefit cost (benefit) during the next fiscal year are as follows:

	Non-Pension
	Pension Benefits		Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Prior service cost (benefit)	$—	$1	$(11)	$—	$(11)	$1
Net actuarial loss (gain)	8	—	—	(1)	8	(1)

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined based on the demographics of the population, target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For our European plans, these assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.

The Company merged its three U.S. pension plans at December 31, 2009, and expects to merge the Trusts holding the plan assets in 2010. As a result, the economic actuarial assumptions for these plans at December 31, 2009 were determined based on the demographics of the merged plan, including the Company’s assumptions for expected rate of return on assets and the target asset mix for the plan assets. Prior to 2009, these assumptions were set separately for each plan.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific long-term compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rates of return on plan assets are determined based on the plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets, for plans including equity securities. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2009		2008		2009		2008
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	5.7%	5.5%	6.1%	5.8%	5.4%	6.3%	6.1%	7.1%
Rate of increase in future compensation levels	4.0%	3.3%	4.0%	3.3%	—	—	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	—	—	8.1%	7.4%	8.0%	7.9%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	—	5.1%	4.4%	5.0%	4.9%
Year that the rate reaches the ultimate trend rate	—	—	—	—	2026	2029	2015	2017

The weighted average rates used to determine net periodic pension expense (benefit) were as follows for the years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007
Discount rate	6.1%	6.1%	5.8%	5.8%	5.5%	4.5%
Rate of increase in future compensation levels	4.0%	4.0%	4.0%	3.3%	3.3%	3.1%
Expected long-term rate of return on plan assets	8.2%	8.3%	8.3%	5.8%	5.8%	5.8%

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007
Discount rate	6.1%	6.1%	5.8%	7.1%	5.5%	5.1%

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for international non-pension postretirement benefits by $1 and service cost and interest cost by a negligible amount. The impact on U.S. plans is negligible.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its North American defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. For U.S. plans, equity investments are also diversified across U.S. and international stocks, as well as growth, value and small and large capitalization investments, while the Company’s Canadian plan includes a blend of Canadian securities with U.S. and other foreign investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of North American plan assets among the various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments. The target allocations for the Company’s U.S. plans have been aligned for 2010, due to the planned merger of these Trusts.

The Company observes local regulations and customs governing its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target 2010
	2009	2008
Weighted average allocations of U.S. pension plan assets at December 31:
Equity securities	64%	54%	60%
Debt securities	28%	41%	40%
Cash, short-term investments and other	8%	5%	—

	100%	100%	100%

Weighted average allocations of non-U.S. pension plan assets at December 31:
Equity securities	13%	12%	21%
Debt securities	87%	86%	79%
Cash, short-term investments and other	—	2%	—

	100%	100%	100%

Fair Value of Plan Assets

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•	Level 3: Unobservable inputs, for example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	Fair Value Measurements Using
	2009				2008
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Large cap equity funds (a)(b)	$26	$33	$—	$59	$18	$25	$—	$43
Small/mid cap equity funds (b)	31	6	—	37	22	4	—	26
Other international equity (b)	—	23	—	23	—	16	—	16
Debt securities/fixed income (c)	—	52	—	52	—	63	—	63
Cash, money market and other (d)	—	14	—	14	—	8	—	8

Total	$57	$128	$—	$185	$40	$116	$—	$156

The following table presents non-U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	Fair Value Measurements Using
	2009				2008
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
U.S. equity (b)	$—	$9	$—	$9	$—	$4	$—	$4
European equity (b)	—	7	—	7	—	5	—	5
Other international equity (b)	—	5	—	5	—	6	—	6
Debt securities/fixed income (b)	—	111	—	111	—	83	—	83
Liability driven investments (c)(e)	—	45	—	45	—	49	—	49
Balanced pooled funds (b)	—	7	—	7		6		6
Pooled insurance products with fixed income guarantee (b)	—	5	—	5	—	4	—	4
Cash, money market and other (d)	—	—	—	—	5	—	—	5

Total	$—	$189	$—	$189	$5	$157	$—	$162

(a)	Level 1 equity securities are valued based on quoted prices in active markets.
(b)	Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.
(c)	Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.
(d)	Cash, money market and other securities include mutual funds, certificates of deposit and other short-term cash investments for which the share price is $1 or book value is assumed to equal fair value due to the short duration of the investment term.
(e)	Liability driven investments consist of a series of funds designed to provide returns matched to expected future cash flows, and include approximately 70% investments in fixed income securities targeting returns in line with 3-month euribor in the medium term, and 30% swaps, with an underlying portfolio of bonds and cash to counterbalance changes in the value of the swaps.

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $34 to its defined benefit pension plans in 2010.

Estimated future plan benefit payments as of December 31, 2009 are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits
Year	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
2010	$24	$8	$1	$1
2011	24	9	1	—
2012	23	10	1	—
2013	23	10	1	—
2014	22	12	1	—
2015-2019	104	76	5	2

The Company has a U.S. defined benefit pension plan that was converted to a cash balance plan prior to 2006. Under the 2006 PPA, cash balance plans are generally not considered to be discriminatory if certain requirements are met; however, plans converted prior to the effective date of the 2006 PPA, such as the Company’s, are not grandfathered under the act. While there has not been any guidance issued regarding cash balance plans converted prior to the effective date of the 2006 PPA, it is possible that the Company’s cash balance plan may need to be modified for the period prior to 2006. Such a requirement may increase the Company’s obligations under the plan, but there is insufficient information at this time to assess the potential impact.

Defined Contribution Plans

The Company sponsors a number of defined contribution plans for its employees, primarily in the U.S., Canada, Europe and in the Asia-Pacific region. Full-time employees are generally eligible to participate immediately and may make pre-tax and after-tax contributions subject to plan and statutory limitations. For certain plans, the Company has the option to make contributions above the match provided in the plan based on financial performance. Due to the economic downturn at the end of 2008, during 2009 the Company suspended for one year the employer match provided to non-bargaining employees and to some bargained employees in its U.S. and Canadian defined contribution plans.

Effective July 1, 2009, the Company introduced an annual retirement contribution (“ARC”) to eligible U.S. associates to replace benefits previously provided under the Company’s defined benefit pension plans, which has been frozen, as previously discussed, for non-bargaining associates and for some bargained associates. The contribution, which will be paid into the existing U.S. defined contribution plan, is a percentage of eligible earnings, ranging from 2% to 7% based on years of service, subject to IRS limitations. The contribution for each year will be made in the second quarter of the following year to eligible associates actively employed with the Company at year-end.

Prior to July 1, 2009 certain U.S. employees received annual employer contributions to the U.S. defined contribution plan based on age and years of service in lieu of a defined benefit pension plan. Under this arrangement, contributions ranged from 1% to 15% on wages up to FICA limits and 2% to 20% on wages in excess of FICA limits. These benefits were eliminated effective July 1, 2009, and were replaced with the ARC (discussed above).

The Company incurred expense for contributions under these plans in 2009, 2008 and 2007 of $9, $15 and $16, respectively.

Non-Qualified and Other Retirement Benefit Plans

The Company provides key executives in some locations with nonqualified benefit plans that provide participants with an opportunity to elect to defer compensation and also provide retirement benefits, or “top-ups”, in cases where executives cannot fully participate in the defined benefit or defined contribution plans because of plan or local statutory limitations. The Company froze benefits under its U.S. Non-Qualified plans beginning January 1, 2009. Most of the Company’s non-qualified benefit plans are unfunded. Prior to the plan freezes, certain deferrals were matched by the Company based on years of service. The liabilities related to defined pension top-ups are included in the previously discussed defined benefit pension disclosures. The Company’s liability for the other components of these non-qualified benefit plans of $8 at December 31, 2009 and 2008, and is included in Other long-term liabilities.

The Company’s German subsidiaries offer an early government subsidized early retirement program to eligible employees called Altersteilzeit or ATZ Plans. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. The Company has liabilities for these arrangements totaling $4 and $3 for the years ended December 31, 2009 and 2008, respectively. The Company incurred expense for these plans in 2009, 2008 and 2007 of $1, $2 and less than $1, respectively.

Some employees who are not covered by the Company’s U.S. and foreign defined benefit pension plans are covered by collective bargaining agreements, which are generally for five year terms. Under Federal pension law, the Company would have continuing liability to these pension trusts if it ceased all or most of its participation in any of these trusts, and under certain other specified conditions.

Also included in the Consolidated Balance Sheets at December 31, 2009 and 2008 are other post-employment benefit obligations relating to long-term disability and liabilities relating to European jubilee benefit plans of $8 and $5, respectively.

14. Deficit

The Company has 82,556,847 shares of $0.01 par value common stock outstanding at December 31, 2009.

In December 2008, in connection with the settlement agreement with Huntsman, Momentive Specialty Chemicals Holdings LLC made a capital contribution of $325 allowing the Company to fund the $325 termination fee and affiliates of Apollo paid a $200 settlement payment, while reserving all rights with respect to reallocation of the payments to certain other affiliates of Apollo. The $200 settlement payment made by Apollo has been treated as an expense by the Company with the credit to Paid-in capital at December 31, 2008. This settlement was considered an expense of the Company as the liability was joint and several between the Company and Apollo and the settlement by Apollo was caused by its relationship with the Company as a principal shareholder.

In 2007, the Company declared a dividend to its parent of $1. In 2006, the Company declared a dividend to our parent of $500 in connection with a debt refinancing. Approximately $480, funded from the proceeds of newly issued debt, was paid in 2006. In 2005, in conjunction with the Hexion Formation, the Company declared a dividend to its parent of $550, of which $523 was paid during 2005. The dividend was funded through proceeds that the Company received from issuing preferred stock and from amounts that the Company borrowed under its credit facility. The Company paid $10, $2 and $13 in 2009, 2008 and 2007, respectively, related to these dividends. The remainder will be paid as required by the Company’s parent through 2012 and is classified in Other current liabilities.

15. Stock Option Plans and Stock Based Compensation

Summary of Plans

Prior to the Hexion Formation, Resolution Performance, Resolution Specialty and BHI Acquisition (now Momentive Specialty Chemicals Holdings LLC) maintained five stock-based compensation plans: the Resolution Performance 2000 Stock Option Plan (the “Resolution Performance Plan”), the Resolution Performance 2000 Non-Employee Directors Option Plan (the “Resolution Performance Director Plan”), the Resolution Performance Restricted Unit Plan (the “Resolution Performance Unit Plan”), the Resolution Specialty 2004 Stock Option Plan (the “Resolution Specialty Plan”) and the BHI Acquisition 2004 Stock Incentive Plan (the “Borden Chemical Plan”). In addition to these plans, the Company’s parent maintains a stock-based deferred compensation plan. The options granted under each of the option plans were to purchase common stock of the parent company of each of the respective companies. Upon the Hexion Formation, the stock options under the Resolution Performance Plan, the Resolution Performance Director Plan, the Resolution Performance Unit Plan and Resolution Specialty Plan were exchanged for an equivalent number of options to purchase Momentive Specialty Chemicals Holdings LLC based on relative fair value.

Resolution Performance Plan and Resolution Performance Director Plan

Resolution Performance adopted stock option plans under which options related to 727,134 shares on a post-combination and reverse split basis are available for grant. The right to grant options under these plans will expire in 2010, but the Company does not intend to make any future grants from these plans. Options granted under these plans were all nonqualified stock options. One third of the options granted vest ratably over a five-year period, while the remaining options (the “Resolution Performance Options”) vest after the eighth anniversary of the grant date. The Resolution Performance Options provided for accelerated vesting upon the sale of Resolution Performance and the achievement of certain financial targets. At the time of the Hexion Formation, these financial targets were not met, so vesting of the Resolution Performance Options was not accelerated. Options under both plans were granted at the fair market value on the date of the grant and expire thirty days following the eighth anniversary of the grant date. At the time of the Hexion Formation, all options that were granted to Resolution Performance directors under the Resolution Performance Director Plan vested and became exercisable. In December 2008, 337,506 stock option awards granted in 2000 and 2001 were modified to extend the option expiration date one year and 11 months. There was no incremental compensation cost resulting from the modification.

Resolution Performance Unit Plan

A grant of the equivalent of 191,276 Momentive Specialty Chemicals Holdings LLC restricted units was made under the Resolution Performance Unit Plan to Mr. Schlanger, former Chairman and Chief Executive Office of Resolution Performance on November 14, 2000. Mr. Schlanger’s rights under the plan are fully vested and nonforfeitable. The restricted units were distributed to Mr. Schlanger in January 2009.

Resolution Specialty Plan

In August 2004, Resolution Specialty created the Resolution Specialty Plan under which options for 1,027,197 shares on a post-combination and reverse split basis are available for grant. The right to grant options under the option plan will expire in 2014, but the Company does not intend to make any future grants from this plan. Options granted under this plan were nonqualified stock options. One third of the options vest ratably over a five-year period. The remaining options were immediately vested upon the achievement of certain performance criteria as a result of the Hexion Formation. Options were granted at the fair market value on the date of the grant and expire thirty days following the eighth anniversary of the grant date.

Borden Chemical Plan

In August 2004, BHI Acquisition adopted the Borden Chemical Plan, under which up to 3,670,635 options to purchase Momentive Specialty Chemicals Holdings LLC units are available for grant to employees, consultants and independent directors of Momentive. At December 31, 2009, there were 1,590,402 options under the Borden Chemical Plan available for future grant. The right to grant options under this plan will expire in 2014, but the Company does not intend to make any future grants from this plan. On August 12, 2004, Momentive Specialty Chemicals Holdings LLC granted options to purchase 2,519,860 Momentive Specialty Chemicals Holdings LLC membership units, half of which vest ratably over a five-year period (the “Non-Performance Options”), while the remainder (the “Performance Options”) vest after the eighth anniversary of the grant date. The Performance Options provide for accelerated vesting upon the sale of the Company and the achievement of certain financial targets. The options were granted at fair value, and were initially designated as liability awards as the value was determined by a formula. The options expire on the tenth anniversary of the grant date. As of December 31, 2009, approximately 1,025,368 units of the Non-Performance options had fully vested.

Hexion 2007 Long-Term Incentive Plan

On April 30, 2007, the Board of Managers of Momentive Specialty Chemicals Holdings LLC adopted the Hexion LLC 2007 Long-Term Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the grant of options to purchase units (with performance conditions) and restricted unit awards to selected employees of the Company. Options granted under the 2007 Plan cover common units of Momentive Specialty Chemicals Holdings LLC and will become vested only if Apollo realizes certain internal rates of return on its investment in the Company from a sale or other transfer to independent third parties of a majority interest in Momentive Specialty Chemicals Holdings LLC (the “performance condition”). Restricted unit awards granted under the 2007 Plan are payable on a one-for-one basis in common units of Momentive Specialty Chemicals Holdings LLC and will generally vest on the third or fourth anniversary of the grant date, subject to accelerated vesting on a change in control of Momentive Specialty Chemicals Holdings LLC. Restricted unit awards include the right to receive cash dividends (subject to the same vesting requirements as the underlying units), and any units that become vested will generally be paid upon a termination of the award recipient’s employment. A maximum of 1,700,000 common units of Momentive Specialty Chemicals Holdings LLC may be subject to all awards granted under the 2007 Plan. At December 31, 2009, there were 1,111,500 awards under the 2007 Plan available for grant. On April 30, 2007, Momentive Specialty Chemicals Holdings LLC granted 170,000 restricted unit awards and options to purchase 676,000 units (with performance conditions). Half of the restricted unit awards vest over three years, while the other half vest over four years. The options expire on the eighth anniversary of the grant date.

Financial Statement Impact

Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a straight-line basis. The Company adjusts compensation expense periodically for forfeitures.

When it filed a registration statement with the SEC in 2005, the Company became subject to the measurement requirements as a public company and consequently remeasured its liability designated awards. In addition, modifications to the awards under the 2004 Incentive Plan and the stock-based deferred compensation plan were made for the value of the awards to be determined by fair market value instead of by formula. Also, certain directors’ options that were granted under the Resolution Performance Plan and Resolution Specialty Plan, which would have been forfeited upon the Hexion Formation, were modified to allow immediate vesting. These equity modifications impacted the options held by 195 participants.

The Company recognized share-based compensation expense of $5 for each of the years ended December 31, 2009, 2008 and 2007, all of which is the result of the remeasurement and modifications. The amounts are included in Selling, general and administrative expense in the Consolidated Statements of Operations. The Company expects additional compensation expense of $7, which will be recognized over the vesting period of the underlying share-based awards. $5 is expected to be recognized ratably over a weighted-average period of 2.5 years, while the remaining $2 will be recognized upon an initial public offering or other future contingent event.

Fair Value

The fair value of 2007 option award grants was calculated at the grant date using a modified Black-Scholes pricing model. Following is a summary of assumptions used to calculate fair value for the year ended December 31, 2007:

2007
Risk-free weighted average interest rates	4.47%
Expected lives (years)	4.3
Dividend rate	0.0%
Volatility	27.6%

The expected lives represent the period of time the Company believes the options will be outstanding. Expected volatility was based on a calculation that factored historical daily volatility and the implied volatility of comparable public companies. The fair value of the Company’s common stock was calculated using a multiple of EBITDA (earnings before interest, income taxes, depreciation and amortization) approach, which is a valuation technique commonly used by the investment banking community. Under this technique, estimated enterprise values are the result of an EBITDA multiple derived from comparable company multiples applied to an appropriate EBITDA amount. The equity value is then calculated by subtracting the amount of debt from the calculated enterprise value.

The fair value of 2007 restricted unit awards is based upon the fair value of the Company’s common stock at the grant date.

Options Activity

Following is a summary of the Company’s stock option plan activity for the year ended December 31, 2009:

	Momentive Specialty Chemicals Holdings LLC Common Units	Weighted Average Exercise Price	Intrinsic Value
Options outstanding at December 31, 2008	3,567,975	$7.11	$—
Options granted	—	$—
Options exercised	—	$—
Options forfeited	(267,722)	$7.58

Options outstanding at December 31, 2009	3,300,253	$7.07	$—

Exercisable at December 31, 2009	1,726,231	$6.50	$—
Expected to vest at December 31, 2009	3,176,709	$7.11	$—

At December 31, 2009, exercise prices for options outstanding ranged from $3.51 to $29.42 with a weighted average remaining contractual life of 4.1 years. The weighted average remaining contractual life for options exercisable and options expected to vest was 3.5 and 4.1 years, respectively.

The weighted-average per share grant date fair value of options granted during 2007 was $1.76. The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2009, 2008 and 2007 was $0, less than $1 and $1, respectively.

Restricted Unit Activity

Following is a summary of the Company’s restricted unit plan activity for the year ended December 31, 2009:

	Momentive Specialty Chemicals Holdings LLC Common Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2008	141,000	$10.81
Restricted units granted	—	—
Restricted units vested	—	—
Restricted units forfeited	(25,000)	$10.81

Nonvested at December 31, 2009	116,000	$10.81

The weighted average remaining contractual life for restricted units outstanding was .8 years.

Stock-Based Deferred Compensation Plan

In 2004, in connection with the acquisition of Borden Chemical by Apollo, certain key employees of the Company deferred the receipt of compensation and were credited with a number of deferred stock units that were equal in value to the amount of compensation deferred. In total, the Company granted 1,007,944 deferred common stock units under the Hexion LLC 2004 Deferred Compensation Plan (the “2004 DC Plan”), which is an unfunded plan. Each unit gives the grantee the right to one common stock unit of Momentive Specialty Chemicals Holdings LLC. Under the 2004 DC Plan, the deferred common stock units are not distributed to participants until their employment with the Company ends. At December 31, 2009, there were 798,841 undistributed units under the 2004 DC Plan.

16. Income Taxes

Income tax (benefit) expense detail for continuing operations for the years ended December 31 is as follows:

	2009	2008	2007
Current
Federal	$—	$(6)	$—
State and local	2	(4)	3
Foreign	6	6	44

Total current	8	(4)	47

Deferred
Federal	(7)	1	1
State and local	—	—	(6)
Foreign	1	(14)	2

Total deferred	(6)	(13)	(3)

Income tax expense (benefit)	$2	$(17)	$44

A reconciliation of the differences between income taxes for continuing operations that were computed at the federal statutory tax rate of 35% and provisions for income taxes for the years ended December 31 follows:

	2009	2008	2007
Income tax benefit computed at federal statutory tax rate	$41	$(421)	$(8)
State tax provision, net of federal benefits	2	2	2
Foreign tax rate differential	(5)	2	2
Foreign source income subject to U.S. taxation	1	3	—
Losses and other expenses (income) not deductible for tax	(8)	116	(5)
(Decrease) increase in the taxes due to changes in valuation allowance	(21)	294	58
Additional tax (benefit) on foreign unrepatriated earnings	(1)	(1)	—
Changes in enacted tax rates	(2)	(1)	(5)
Adjustments of prior year estimates and other	(5)	(11)	—

Income tax expense (benefit)	$2	$(17)	$44

For the year ending December 31, 2008, losses and other expenses not deductible for tax include the $200 non-cash push-down of settlement costs paid by Apollo (see Note 3) and increases in unrecognized tax benefits related to various intercompany transaction costs. The Company is reviewing the deductibility of these intercompany transaction costs and has not recognized a related tax benefit at December 31, 2009.

The domestic and foreign components of the income (loss) from continuing operations before income taxes for the years ended December 31 is as follows:

	2009	2008	2007
Domestic	$119	$(1,031)	$(151)
Foreign	(2)	(173)	128

	$117	$(1,204)	$(23)

The tax effects of significant temporary differences and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, is as follows:

	2009	2008
Assets
Non-pension post-employment	$8	$7
Accrued and other expenses	99	75
Loss and credit carryforwards	726	725
Pension liabilities	38	56

Gross deferred tax assets	871	863
Valuation allowance	(597)	(626)

Net deferred tax asset	274	237

Liabilities
Property, plant and equipment	(178)	(202)
Unrepatriated earnings of foreign subsidiaries	(73)	(99)
Intangibles	(37)	(31)
Deferred income from extinguishment of debt	(76)	—

Gross deferred tax liabilities	(364)	(332)

Net deferred tax liability	$(90)	$(95)

The following table summarizes the presentation of the net deferred tax liability on the Consolidated Balance Sheets at December 31:

	2009	2008
Assets
Current deferred income taxes (Other current assets)	$17	$2
Long-term deferred income taxes (Other assets)	17	30
Liabilities
Current deferred income taxes (Other current liabilities)	(4)	(5)
Long-term deferred income taxes	(120)	(122)

Net deferred tax liability	$(90)	$(95)

Momentive Specialty Chemicals Holdings LLC and its eligible subsidiaries file a consolidated U.S. Federal income tax return. As Momentive Specialty Chemicals Holdings LLC is not a member of the registrant, its tax attributes are not reflected in the tables above. However, because Momentive Specialty Chemicals Holdings LLC is the Company’s parent, the Company can utilize Momentive Specialty Chemicals Holdings LLC’s attributes. These attributes are comprised of $366 of deferred interest deductions, which have significant restrictions on their use, $72 of net operating loss carryforwards, which expire starting in 2020, and capital loss carryforwards of $18, expiring in 2010. Momentive Specialty Chemicals Holdings LLC maintains a full valuation allowance against these attributes because it is more likely than not that some portion of these assets will not be realized.

As of December 31, 2009, the Company has a $597 valuation allowance for a portion of its net deferred tax assets that management believes, more likely than not, will not be realized. In the United States, a consolidated return will be filed and future taxable income and losses of the consolidated group may be offset. The Company’s deferred tax assets include federal, state and foreign net operating losses carryforwards. The federal net operating loss carryforwards available are $1,413, which expire starting in 2020. The Company’s deferred assets also include minimum tax credits of $2, which are available indefinitely as well as capital loss carryforwards of $45, which were generated in 2005 and will begin to expire in 2010. A valuation allowance of $410 has been provided against these items. The Company had undistributed earnings of certain foreign subsidiaries of $200, on which deferred taxes have not been provided because these earnings are considered permanently invested outside of the United States.

The following table summarizes the changes in the valuation allowance for the years ending December 31, 2009 and 2008:

	Balance at Beginning of Period	Changes in related Gross Deferred Tax Assets/Liabilities	Charge/Release	Balance at End of Period
Valuation allowance on Deferred tax assets:
Year ended December 31, 2007	$224	$(2)	$138	$360
Year ended December 31, 2008	360	(30)	296	626
Year ended December 31, 2009	626	(15)	(14)	597

Examination of Tax Returns

The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Belgium, Brazil, Canada, the Czech Republic, France, Germany, Italy, South Korea, Netherlands and the United States.

The Company is no longer subject to U.S. federal examinations for years before December 31, 2007; however, certain state and foreign tax returns are under examination by various regulatory authorities.

The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements.

Unrecognized Tax Benefits

Effective January 1, 2007, the Company adopted new guidance on accounting for uncertainty in income taxes. Upon adoption, the Company recorded $4 as an increase to Accumulated deficit for the cumulative effect of adoption. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008
Balance at beginning of year	$57	$15
Additions based on tax positions related to the current year	7	45
Additions for tax positions of prior years	2	—
Reductions for tax positions of prior years	(6)	(3)
Settlements	—	—

Balance at end of year	$60	$57

During the year ended December 31, 2009, the company increased its amount of unrecognized tax benefits, including its accrual for interest and penalties, by $4 for various intercompany transactions and prior year changes in estimates. During the years ended December 31, 2009, 2008 and 2007, the Company recognized approximately $1, $(1) and $2, respectively, in interest and penalties. The Company had approximately $22 and $21 accrued for the payment of interest and penalties at December 31, 2009 and 2008, respectively.

$60 of unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company anticipates recognizing a range of $3 to $40 of the total amount of unrecognized tax benefits within the next 12 months as a result of negotiations with foreign jurisdictions and completion of foreign and U.S. state audit examinations.

17. Summarized Financial Information of Unconsolidated Affiliates

Summarized financial information of unconsolidated affiliates Asia Dekor Borden (Hong Kong) Chemical Company and Hexion UV Coatings (Shanghai) Co., Ltd as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Current assets	$18	$18
Noncurrent assets	3	3
Current liabilities	8	3
Equity	13	18

Net sales	$25	$35	$30
Gross profit	6	8	10
Pre-tax income	4	5	8
Net income	4	5	7

18. Segment Information

The Company’s business segments are based on the products that the Company offers and the markets that it serves. At December 31, 2009, the Company had four reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins, Coatings and Inks and Performance Products. A summary of the major products of the Company’s reportable segments follows:

•	Epoxy and Phenolic Resins: basic epoxy resins and intermediates, composite and epoxy specialty resins, versatic acids and derivatives, phenolic specialty resins and molding compounds

•	Formaldehyde and Forest Products Resins: forest products resins and formaldehyde applications

•	Coatings and Inks: polyester resins, alkyd resins, acrylic resins, vinylic resins and ink resins and additives

•	Performance Products: phenolic encapsulated substrates for oilfield and foundry applications

Reportable Segments

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments.

Net Sales to Unaffiliated Customers for the years ended December 31(1)(2):

	2009	2008	2007(3)
Epoxy and Phenolic Resins	$1,702	$2,432	$2,370
Formaldehyde and Forest Products Resins	1,184	2,033	1,776
Coatings and Inks	888	1,248	1,332
Performance Products	256	380	332

Total	$4,030	$6,093	$5,810

Segment EBITDA for the years ended December 31 (2) :

	2009	2008	2007(3)
Epoxy and Phenolic Resins	$190	$192	$334
Formaldehyde and Forest Products Resins(4)	108	194	177
Coatings and Inks(4)	58	35	81
Performance Products	80	90	73
Corporate and Other	(51)	(50)	(54)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA include the results of the Orica A&R Acquisition and Arkema Acquisition from February 1, 2007, and November 1, 2007, respectively.
(3)	Certain of the Company’s product lines have been realigned, resulting in reclassifications among segments. Prior period balances have been reclassified to conform to current presentations.
(4)

Included in Formaldehyde and Forest Products Resins Segment EBITDA are Earnings from unconsolidated entities, net of taxes of less than $1, $1 and $1 for the years ended December 31, 2009, 2008 and 2007, respectively. Included in Coatings and Inks Segment EBITDA are Earnings from unconsolidated entities, net of taxes of $2, $1 and $3 for the years ended December 31, 2009, 2008 and 2007, respectively.

Depreciation and Amortization Expense for the years ended December 31(1) :

	2009	2008	2007
Epoxy and Phenolic Resins	$96	$104	$106
Formaldehyde and Forest Products Resins	45	48	40
Coatings and Inks	24	33	30
Performance Products	6	6	6
Corporate and Other	7	12	16

Total	$178	$203	$198

Total Assets as of December 31(1):

	2009	2008
Epoxy and Phenolic Resins	$1,561	$1,653
Formaldehyde and Forest Products Resins	819	724
Coatings and Inks	465	541
Performance Products	98	102
Corporate and Other	30	160

Total	$2,973	$3,180

Capital Expenditures for the years ended December 31(1)(2):

	2009	2008	2007
Epoxy and Phenolic Resins	$41	$60	$60
Formaldehyde and Forest Products Resins	69	46	32
Coatings and Inks	15	19	22
Performance Products	7	4	4
Corporate and Other	4	5	5

Total	$136	$134	$123

(1)	Certain of the Company’s product lines have been realigned, resulting in reclassifications among segments. Prior period balances have been reclassified to conform to current presentations.
(2)	Includes capitalized interest costs that are incurred during the construction of property and equipment.

Reconciliation of Segment EBITDA to Net Income (Loss):

	Year Ended December 31,
	2009	2008	2007
Segment EBITDA:
Epoxy and Phenolic Resins	$190	$192	$334
Formaldehyde and Forest Products Resins	108	194	177
Coatings and Inks	58	35	81
Performance Products	80	90	73
Corporate and Other	(51)	(50)	(54)
Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income (expense), net	62	(1,027)	—
Integration costs	—	(27)	(39)
Non-cash charges	3	(5)	(22)
Unusual items:
(Losses) gains on divestiture of assets	(6)	5	8
Purchase accounting effects/inventory step-up	—	—	(1)
Business realignments	(56)	(41)	(21)
Asset impairments	(50)	(21)	(32)
Derivative settlements	—	(37)	—
Other	(45)	(8)	(17)

Total unusual items	(157)	(102)	(63)

Total adjustments	(92)	(1,161)	(124)
Interest expense, net	(223)	(304)	(310)
Gain on extinguishment of debt	224	—	—
Income tax (expense) benefit	(2)	17	(44)
Depreciation and amortization	(178)	(203)	(198)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	114	(1,190)	(65)
Net income attributable to noncontrolling interest	3	5	2

Net income (loss)	$117	$(1,185)	$(63)

Items not included in Segment EBITDA

In 2009, Terminated merger and settlement income, net primarily includes reductions on certain of the Company’s merger related service provider liabilities and the pushdown of Apollo’s recovery of $37 in insurance proceeds in 2009 related to the $200 settlement payment made by Apollo that was treated as a pushdown of shareholder expense in 2008. These amounts were partially offset by legal and consulting costs and legal contingency accruals related to the New York Shareholder Action. In 2008, Terminated merger and settlement expense, net primarily represented accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $550 payment to Huntsman to terminate the merger and settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200. Terminated merger and settlement costs also include the write-off of previously deferred acquisition costs.

Integration costs primarily represent redundancy and incremental administrative costs for integration programs as a result of the Hexion Formation and recent acquisitions, as well as costs to implement a single, company-wide, management information and accounting system and a new consolidations and financial reporting system.

Non-cash charges primarily represent stock-based compensation expense, accelerated depreciation on closing facilities and unrealized derivative and foreign exchange gains and losses.

Not included in Segment EBITDA are certain non-cash and certain non-recurring income or expenses that are deemed by management to be unusual in nature. For 2009, these items consisted of business realignment costs primarily related to expenses from the Company’s productivity program, asset impairments and realized foreign exchange gains and losses. For 2008, these items consisted of asset impairments, business realignment costs, derivative settlements, realized foreign exchange gains and losses, management fees, a gain on the sale of a portion of the Company’s ownership in HAI and a gain on the sale of certain assets of a non-core product line. For 2007, these items consisted of asset impairments, gains on sale of assets, a gain on the sale of a portion of the Company’s ownership in HAI, business realignment costs, income related to the European solvent coating resins business, management fees, realized foreign currency activity and costs to settle a lawsuit.

Geographic Information

Sales to Unaffiliated Customers for the years ended December 31(1):

	2009	2008	2007
United States	$1,634	$2,557	$2,466
Netherlands	846	1,222	1,194
Germany	282	494	399
Canada	165	276	330
Other international	1,103	1,544	1,421

Total	$4,030	$6,093	$5,810

(1)	Sales are attributed to the country in which the individual business locations reside.

Long-Lived Assets as of December 31:

	2009	2008
United States	$556	$631
Netherlands	303	316
Germany	135	146
Canada	70	63
Other international	376	305

Total	$1,440	$1,461

Product Line Information

Net Sales to Unaffiliated Customers for the years ended December 31:

	2009	2008	2007
Epoxy resins and intermediates	$1,092	$1,501	$1,449
Forest products resins	885	1,478	1,288
Coating products	608	845	937
Phenolic specialty resins	374	630	608
All other(1)	1,071	1,639	1,528

Total	$4,030	$6,093	$5,810

(1)	Net sales of other product lines that individually account for less than 10% of consolidated Net sales.

19. Guarantor/Non-Guarantor Subsidiary Financial Information

The Company and certain of its U.S. subsidiaries guarantee debt issued by its wholly owned subsidiaries Hexion Nova Scotia, ULC and Hexion U.S. Finance Corporation (together, the “Subsidiary Issuers”), which includes the second-priority notes due 2014 and the floating rate second-priority senior secured notes due 2014.

The following information contains the condensed consolidating financial information for Momentive (the parent), the subsidiary issuers, the combined subsidiary guarantors (Borden Chemical Investments, Inc., Borden Chemical Foundry, LLC, Lawter International, Inc., HSC Capital Corporation, Borden Chemical International, Inc., Hexion CI Holding Company and Oilfield Technology Group, Inc.) and the combined non-guarantor subsidiaries, which includes all of the Company’s foreign subsidiaries and HAI.

All of the subsidiary issuers and subsidiary guarantors are 100% owned by Momentive. All guarantees are full and unconditional, and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its domestic subsidiaries by dividend or loan. While the Company’s Australian, New Zealand and Brazilian subsidiaries and HAI are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on the Company’s ability to obtain cash from the remaining non-guarantor subsidiaries.

This information includes allocations of corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates.

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2009

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$1,686	$—	$—	$2,688	$(344)	$4,030
Cost of sales	1,491	—	—	2,364	(344)	3,511

Gross profit	195	—	—	324	—	519
Selling, general and administrative expense	100	—	—	245	—	345
Terminated merger and settlement (income) expense, net	(63)	—	—	1	—	(62)
Integration costs	—	—	—	—	—	—
Asset impairments	38	—	—	12	—	50
Business realignment costs	27	—	—	29	—	56
Other operating expense (income), net	11	—	(1)	4	—	14

Operating income	82	—	1	33	—	116
Interest expense, net	130	62	—	31	—	223
Gain on extinguishment of debt	(76)	(148)	—	—	—	(224)
Intercompany interest expense (income)	67	(82)	(1)	16	—	—
Other non-operating (income) expense, net	(6)	6	1	(1)	—	—

(Loss) income before income tax, earnings from unconsolidated entities	(33)	162	1	(13)	—	117
Income tax (benefit) expense	(4)	6	—	—	—	2

(Loss) income before earnings from unconsolidated entities	(29)	156	1	(13)	—	115
Earnings from unconsolidated entities, net of taxes	146	—	2	1	(147)	2

Net income (loss)	117	156	3	(12)	(147)	117
Net income attributable to noncontrolling interest	(3)	—	—	—	—	(3)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$114	$156	$3	$(12)	$(147)	$114

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2008

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,656	$—	$—	$3,904	$(467)	$6,093
Cost of sales	2,417	—	—	3,517	(467)	5,467

Gross profit	239	—	—	387	—	626
Selling, general and administrative expense	110	—	1	282	—	393
Terminated merger and settlement costs	872	—	—	155	—	1,027
Integration costs	13	—	—	14	—	27
Asset impairments	5	—	—	16	—	21
Business realignment costs	6	—	—	35	—	41
Other operating expense (income), net	7	1	(2)	4	—	10

Operating (loss) income	(774)	(1)	1	(119)	—	(893)
Interest expense, net	160	77	—	67	—	304
Intercompany interest expense (income)	93	(90)	(1)	(2)	—	—
Other non-operating (income) expense, net	(5)	10	1	1	—	7

(Loss) income before income tax, earnings from unconsolidated entities	(1,022)	2	1	(185)	—	(1,204)
Income tax (benefit) expense	(12)	(1)	—	(4)	—	(17)

(Loss) income before earnings from unconsolidated entities	(1,010)	3	1	(181)	—	(1,187)
Earnings from unconsolidated entities, net of taxes	(175)	—	6	2	169	2

Net (loss) income	(1,185)	3	7	(179)	169	(1,185)
Net income attributable to noncontrolling interest	(5)	—	—	—	—	(5)

Net (loss) income attributable to Momentive Specialty Chemicals Inc.	$(1,190)	$3	$7	$(179)	$169	$(1,190)

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2007

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,464	$—	$—	$3,581	$(235)	$5,810
Cost of sales	2,153	—	—	3,101	(235)	5,019

Gross profit	311	—	—	480	—	791
Selling, general and administrative expense	171	—	—	219	—	390
Integration costs	14	—	—	25	—	39
Asset impairments	6	—	—	26	—	32
Business realignment costs	2	—	—	19	—	21
Other operating (income) expense, net	—	—	(4)	11	—	7

Operating income	118	—	4	180	—	302
Interest expense, net	181	82	—	47	—	310
Intercompany interest expense (income)	72	(95)	(1)	24	—	—
Other non-operating (income) expense, net	(11)	10	—	16	—	15

(Loss) income before income tax, earnings from unconsolidated entities	(124)	3	5	93	—	(23)
Income tax (benefit) expense	(2)	3	—	43	—	44

(Loss) income before earnings from unconsolidated entities	(122)	—	5	50	—	(67)
Earnings from unconsolidated entities, net of taxes	59	—	3	4	(62)	4

Net (loss) income	(63)	—	8	54	(62)	(63)
Net income attributable to noncontrolling interest	(2)	—	—	—	—	(2)

Net (loss) income attributable to Momentive Specialty Chemicals Inc.	$(65)	$—	$8	$54	$(62)	$(65)

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

DECEMBER 31, 2009

CONDENSED CONSOLIDATING BALANCE SHEET

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $7, respectively)	$22	$—	$—	$120	$—	$142
Short-term investments	—	—	—	10	—	10
Accounts receivable, net	55	—	—	423	—	478
Inventories:
Finished and in-process goods	129	—	—	135	—	264
Raw materials and supplies	40	—	—	75	—	115
Other current assets	23	—	—	61	—	84

Total current assets	269	—	—	824	—	1,093

Other assets
Investment in subsidiaries	831	—	23	—	(854)	—
Other assets	33	6	—	65	—	104

	864	6	23	65	(854)	104
Property and equipment, net	549	—	—	891	—	1,440
Goodwill	94	—	—	83	—	177
Other intangible assets, net	69	—	—	90	—	159

Total assets	$1,845	$6	$23	$1,953	$(854)	$2,973

Liabilities and (Deficit) Equity
Current liabilities
Accounts and drafts payable	$161	$—	$—	$320	$—	$481
Intercompany accounts (receivable) payable	(13)	(4)	—	17	—	—
Debt payable within one year	22	—	—	56	—	78
Intercompany loans payable (receivable)	360	—	(5)	(355)	—	—
Loans payable to affiliates	4	—	—	—	—	4
Interest payable	27	7	—	2	—	36
Income taxes payable	9	—	—	33	—	42
Accrued payroll and incentive compensation	20	—	—	30	—	50
Other current liabilities	106	—	—	91	—	197

Total current liabilities	696	3	(5)	194	—	888
Long-term debt	1,970	653	—	705	—	3,328
Affiliated long-term debt	80	—	—	20	—	100
Intercompany loans payable (receivable)	683	(868)	(14)	199	—	—
Long-term pension and post employment benefit obligations	102	—	—	131	—	233
Deferred income taxes	39	—	—	81	—	120
Other long-term liabilities	101	—	—	27	—	128
Advance from affiliates	225	—	—	—	—	225

Total liabilities	3,896	(212)	(19)	1,357	—	5,022

Total Momentive Specialty Chemicals Inc. shareholders (deficit) equity	(2,063)	218	42	594	(854)	(2,063)
Noncontrolling interest	12	—	—	2	—	14

Shareholder’s (deficit) equity	(2,051)	218	42	596	(854)	(2,049)

Total liabilities and (deficit) equity	$1,845	$6	$23	$1,953	$(854)	$2,973

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

DECEMBER 31, 2008

CONDENSED CONSOLIDATING BALANCE SHEET

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $6, respectively)	$23	$—	$—	$104	$—	$127
Short-term investments	—	—	—	7	—	7
Accounts receivable, net	180	—	—	402	—	582
Inventories:
Finished and in-process goods	147	—	—	181	—	328
Raw materials and supplies	51	—	—	90	—	141
Other current assets	31	—	—	53	—	84

Total current assets	432	—	—	837	—	1,269

Other assets
Investment in subsidiaries	610	—	24	—	(634)	—
Other assets	35	13	—	60	—	108

	645	13	24	60	(634)	108
Property and equipment, net	624	—	—	837	—	1,461
Goodwill	94	—	—	76	—	170
Other intangible assets, net	74	—	—	98	—	172

Total assets	$1,869	$13	$24	$1,908	$(634)	$3,180

Liabilities and (Deficit) Equity
Current liabilities
Accounts and drafts payable	$146	$—	$—	$226	$—	$372
Accounts (receivable from) payable to affiliates	(170)	(5)	(5)	180	—	—
Debt payable within one year	58	—	—	55	—	113
Loans payable to (receivable from) affiliates	599	—	(3)	(596)	—	—
Interest payable	40	10	—	1	—	51
Income taxes payable	14	—	—	20	—	34
Accrued payroll and incentive compensation	12	—	—	27	—	39
Other current liabilities	210	—	—	60	—	270

Total current liabilities	909	5	(8)	(27)	—	879
Long-term debt	2,112	825	—	809	—	3,746
Intercompany loans payable (receivable)	529	(805)	(11)	287	—	—
Long-term pension and post employment benefit obligations	136	—	—	123	—	259
Deferred income taxes	37	—	—	85	—	122
Other long-term liabilities	103	—	—	25	—	128
Advance from affiliates	225	—	—	—	—	225

Total liabilities	4,051	25	(19)	1,302	—	5,359

Total Momentive Specialty Chemicals Inc. shareholders (deficit) equity	(2,218)	(12)	43	603	(634)	(2,218)
Noncontrolling interest	36	—	—	3	—	39

Shareholder’s (deficit) equity	(2,182)	(12)	43	606	(634)	(2,179)

Total liabilities and (deficit) equity	$1,869	$13	$24	$1,908	$(634)	$3,180

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2009

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Momentive Specialty Chemicals Inc.		Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries		Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(198	)(a)	$(16)	$—	$569	(a)	$—	$355

Cash flows (used in) provided by investing activities
Capital expenditures	(38)		—	—	(93)		—	(131)
Capitalized interest	—		—	—	(5)		—	(5)
Change in restricted cash	—		—	—	2		—	2
Purchases of investments	—		—	—	(2)		—	(2)
Proceeds from the return of capital from subsidiary	392	(a)	—	—	—		(392)	—
Dividend from subsidiary	6		—	5	—		(11)	—
Proceeds from the sale of assets	4		—	—	—		—	4

	364		—	5	(98)		(403)	(132)

Cash flows provided by (used in) financing activities
Net short-term debt (repayments) borrowings	(2)		—	—	(8)		—	(10)
Borrowings of long-term debt	587		—	—	568		—	1,155
Repayments of long-term debt	(690)		(24)	—	(690)		—	(1,404)
Borrowings of affiliated debt	84		—	—	20		—	104
Purchase of note receivable due from parent	—		—	—	(24)		—	(24)
Deconsolidation of noncontrolling interest in variable interest entity	(24)		—	—	—		—	(24)
Return of capital to parent	—		—	—	(392	)(a)	392	—
Net intercompany loan (repayments) borrowings	(108)		40	—	68		—	—
Payment of dividends to non-controlling interest	—		—	—	(4)		—	(4)
Long-term debt and credit facility financing fees	(5)		—	—	—		—	(5)
Payments of dividends on common stock	(10)		—	(5)	(6)		11	(10)

	(168)		16	(5)	(468)		403	(222)

Effect of exchange rates on cash and cash equivalents	—		—	—	13		—	13

Increase in cash and cash equivalents	(2)		—	—	16		—	14
Cash and cash equivalents (unrestricted) at beginning of year	23		—	—	98		—	121

Cash and cash equivalents (unrestricted) at end of year	$21		$—	$—	$114		$—	$135

(a)	In March, June, September, November and December 2009, Momentive Specialty Chemicals Inc. contributed receivables of $70, $85, $110, $33 and $104, respectively to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2009, the non-guarantor subsidiary sold $402 of the contributed receivables to affiliates of Apollo for net cash of $392 (see Note 8). The cash proceeds were returned to Momentive Specialty Chemicals Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Momentive Specialty Chemicals Inc., respectively.

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2008

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(825)	$3	$(7)	$197	$—	$(632)

Cash flows (used in) provided by investing activities
Capital expenditures	(59)	—	—	(75)	—	(134)
Dividend from subsidiary	8	—	—	—	(8)	—
Change in restricted cash	—	—	—	(6)	—	(6)
Purchases of investments	—	—	—	(7)	—	(7)
Proceeds from the sale of assets	—	—	5	8	—	13

	(51)	—	5	(80)	(8)	$(134)

Cash flows provided by (used in) financing activities
Net short-term debt (repayments) borrowings	(5)	—	—	13	—	8
Borrowings of long-term debt	389	—	—	703	—	1,092
Repayments of long-term debt	(396)	—	—	(533)	—	(929)
Affiliated loan borrowings (repayments)	232	(3)	7	(236)	—	—
Capital contribution from parent	325	—	—	—	—	325
Contingent affiliate advance	225	—	—	—	—	225
Dividends paid	(2)	—	(5)	(3)	8	(2)
Noncontrolling interest in variable interest entity	24	—	—	—	—	24
Cash settlement of derivatives	—	—	—	(37)	—	(37)

	792	(3)	2	(93)	8	706

Effect of exchange rates on cash and cash equivalents	—	—	—	(18)	—	(18)

(Decrease) increase in cash and cash equivalents	(84)	—	—	6	—	(78)
Cash and cash equivalents at beginning of year	107	—	—	92	—	199

Cash and cash equivalents at end of year	$23	$—	$—	$98	$—	$121

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2007

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(103)	$—	$1	$276	$—	$174

Cash flows (used in) provided by investing activities
Capital expenditures	(54)	—	—	(68)	—	(122)
Capitalized interest	(1)	—	—	—	—	(1)
Acquisition of businesses, net of cash acquired	—	—	—	(130)	—	(130)
Dividend from subsidiary	12	—	6	—	(18)	—
Deferred acquisition costs	(101)	—	—	—	—	(101)
Proceeds from sale of assets	—	—	5	14	—	19

	(144)	—	11	(184)	(18)	(335)

Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	(2)	—	—	3	—	1
Borrowings of long-term debt	766	—	—	1,639	—	2,405
Repayments of long-term debt	(806)	—	—	(1,294)	—	(2,100)
Affiliated loan (repayments) borrowings	404	—	(1)	(403)	—	—
Dividends paid	(13)	—	(11)	(7)	18	(13)
Long-term debt and credit facility financing fees	(2)	—	—	(3)	—	(5)

	347	—	(12)	(65)	18	288

Effect of exchange rates on cash and cash equivalents	—	—	—	8	—	8

Increase (decrease) in cash and cash equivalents	100	—	—	35	—	135
Cash and cash equivalents at beginning of year	7	—	—	57	—	64

Cash and cash equivalents at end of year	$107	$—	$—	$92	$—	$199

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Momentive Specialty Chemicals Inc.:

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Columbus, Ohio

March 8, 2010, except for the fifth paragraph of Footnote 1 as to which the date is October 18, 2010

Schedule II – Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Additions		Deductions	Balance at End of Period
		Charged to cost and expenses(1)	Charged to other accounts
Allowance for Doubtful Accounts:
Year ended December 31, 2009	$24	$8	$—	$(7)	$25
Year ended December 31, 2008	22	3	—	(1)	24
Year ended December 31, 2007	21	2	—	(1)	22

Reserve for Obsolete Inventory:
Year ended December 31, 2009	$9	$6	$—	$(4)	$11
Year ended December 31, 2008	13	8	—	(12)	9
Year ended December 31, 2007	13	5	—	(5)	13

(1)	Includes the impact of foreign currency translation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE SPECIALTY CHEMICALS INC.

Date: October 19, 2010

	By:	/s/ William H. Carter
Executive Vice President and Chief Financial Officer